UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Royal Caribbean Cruises Ltd.

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Royal Caribbean Cruises Ltd.

NOTICE OF 2015 ANNUAL MEETING AND PROXY STATEMENT

MIAMI, FL ½ MAY 28, 2015

PROXY SUMMARY

Our Annual Meeting is an important event and we look forward to welcoming you. It provides Management and the Board of Directors with an opportunity to receive collective feedback from our shareholder base on how we are performing. We place significant value on your opinion and we have strived to highlight in this summary key information for you to consider. It is important, however, that you read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders		Meeting Agenda

When:	May 28, 2015 9:00 AM EDT	—	Elect directors
		—	Approve executive compensation
		—	Approve delisting the Company’s common stock from the Oslo Stock Exchange
Where:	JW Marriott Marquis Miami 255 Biscayne Boulevard Way Miami, Florida 33131	—	Ratify Pricewaterhouse Coopers LLP as our independent auditor
		—	Vote on shareholder proposal
		—	Other business that may properly come before the meeting

Record Date:	March 30, 2015

Voting:	Shareholders as of the record date are entitled to vote.

Admission to Meeting:	We encourage our shareholders to attend the meeting. Proof of share ownership will be required for admission. See “General Information” for details.

Voting Matters and Vote Recommendation

	Page for More Information	Board Vote Recommendation
Election of eight directors	23	FOR
Vote on executive compensation	60	FOR
Vote to delist the Company’s common stock from the Oslo Stock Exchange	61	FOR
Ratification of Pricewaterhouse Coopers LLP as our independent auditor	63	FOR
Shareholder Proposal	65	AGAINST

Governance Highlights

We are committed to maintaining strong governance practices and have taken a number of important strides forward over the past year. These include:

ENHANCEMENTS TO LONG-TERM INCENTIVE COMPENSATION PROGRAM	IMPLEMENTATION OF CLAWBACK POLICY FOR EXECUTIVE SHORT-TERM BONUS PLAN

We increased the performance period for our performance share grants from 1 year to 3 years; we changed the metrics to align the program with our Double-Double Program (increasing ROIC to double digits and doubling 2014 profitability by 2017); and we lengthened the clawback period.

Beginning in 2015, cash bonuses granted under our Executive Short-Term Bonus Plan will be subject to clawback provisions.

PROHIBITION OF HEDGING OF COMPANY SHARES BY EMPLOYEES AND DIRECTORS	BOARD DIVERSITY
We amended our securities trading policy to expressly prohibit our employees and directors from entering into any transaction to hedge the economic risk of owning the Company’s stock.	We amended our Corporate Governance Principles and practices to better foster diversity on the Board.
PROHIBITION ON CASH BUYOUT OF UNDERWATER OPTIONS	BOARD DECLASSIFICATION
We modified our plans and policies to expressly prohibit the Company from repurchasing underwater stock options.	We are completing the declassification of the Board. As of this Annual Meeting, all directors’ terms end next year.

Other Key Governance Facts

Current size of the Board	11
Current number of Independent Directors	9
Audit, Compensation and Nominating Committees Consist Entirely of Independent Directors	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Majority Voting for Directors	Yes
Non-Management Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Shareholder Ability to Call Special Meetings (50% threshold)	Yes
Shareholder Ability to Act by Written Consent	Yes
Annual Vote on Executive Compensation	Yes
Management Succession Planning	Yes
Poison Pill	No
Directors and Employees Permitted to Hedge Company Shares	No

Board Nominees

Name	Age	Director Since		Principal Occupation	Independent	Committee Memberships
						AC	CC	NGC	SEH
John F. Brock	66	2014		Chairman & CEO, Coca-Cola Enterprises Inc.	Yes		M	M
Richard D. Fain	67	1981		Chairman & CEO, Royal Caribbean	No
Ann S. Moore	64	2012		Former Chairman & CEO, Time Inc.	Yes		M
Eyal M. Ofer	64	1995		Chairman, Zodiac Maritime	Yes			M	M
William K. Reilly	75	1998		Founding Partner, Aqua International Partners	No				C
Vagn O. Sørensen	55	2011		Former President & CEO, Austrian Airlines Group	Yes	M	M		M
Donald Thompson	52	N/A	*	Retired President & CEO, McDonald’s Corporation	Yes
Arne Alexander Wilhelmsen	49	2003		Chairman, AWILHELMSEN AS	Yes			M

* Mr. Thompson, our director nominee, does not currently serve as a member of the Board.

Continuing Board Members (serving terms expiring at the 2016 Annual Meeting)

		Director		Independent	Committee Memberships
Name	Age	Since	Principal Occupation		AC	CC	NGC	SEH
William L. Kimsey	72	2003	Former CEO, Ernst & Young Global	Yes	C		M
Thomas J. Pritzker	64	1999	Executive Chairman, Hyatt Hotels	Yes			C
Bernt Reitan	67	2004	Former Executive Vice President, Alcoa	Yes	M	C

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NGC	Nominating and Corporate Governance Committee
SEH	Safety, Environment and Health Committee

Executive Compensation Programs

The foregoing summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and we urge you to read the entire proxy statement carefully before voting.

Midway through 2014, we announced our Double-Double program, which called for increasing the Company’s Return on Invested Capital (“ROIC”) to double digits and doubling our 2014 Adjusted Earnings per Share, both by 2017. 2014 was a good year for the Company, with our brands performing at their strongest levels ever and our Double-Double program solidly on track. Our compensation programs responded to these outcomes as outlined below.

How We Performed	How We Paid our Executives

—    Record Adjusted EPS* of $3.39, representing a 40% year-over-year improvement

—    Strong yield improvement

—    One year total shareholder return of 77%; cumulative five-year shareholder return of approximately 250%

—    ROIC for 2014 was approximately 3.0% above the target set by the Company at the beginning of 2014

—    Significant operational/strategic achievements, including:

¡      Continued strong onboard revenue growth

¡      Year-over-year decrease in net cruise costs excluding fuel per Available Passenger Cruise Day

¡       Highly successful introduction of Quantum of the Seas

¡       Promotion of two new Brand Presidents, both of whom are long-time veterans of the Company

¡       Commencement of new strategic partnership — SkySea Cruises- to build a national cruise line for China

¡      Completion of sale of Celebrity Century

¡      Completion of Pullmantur restructuring and sale of non-core businesses

¡      Continued dividend growth

¡      Repurchase of 3.5 million shares

—    Continued focus on “at-risk” pay, with 85% of target compensation for our Chairman & CEO (and 71% for other Named Executive Officers (“NEOs”)) variable based on Company performance

—    Base salary increases for our named executives largely reflect changes to leadership roles as discussed in more detail herein; Our Chairman & CEO did not receive a base salary increase.

—    Paid bonuses to our NEOs between 118% and 132% of target based on exceeding defined metrics (CEO bonus at 118% of target)

—    Performance shares based on 2014 ROIC earned at 119% of target

—    Provided a one-time special performance-based equity award for our Chairman and CEO to reflect his leadership in delivering outstanding results for shareholders (the total equity award for 2014 was comprised of approximately 79% performance shares and 21% restricted stock units)

—    Provided one-time special equity awards for our other named executives to reflect our exceptional performance and to foster retention

* See Annex A for reconciliation of non-GAAP and GAAP measures presented.

We place significant focus on the design of our executive compensation programs as we believe their effectiveness is crucial to our success as a company. We assess our programs regularly and strive diligently to continuously make improvements as well as incorporate shareholder feedback. While we have tried to maintain a reasonable level of consistency and continuity over the years, we implemented enhancements effective in both 2014 and 2015. These enhancements increased our emphasis on performance based compensation and made it longer-term. Our 2014 program and additional 2015 enhancements are summarized in the tables below.

Snapshot of our 2014 Executive Compensation Program
— Continued emphasis on “at risk” compensation	— 85% of target compensation for Chairman & CEO (and 71% for other NEOs) varies based on Company performance — 50% of annual long-term incentive awards comprised of performance shares
— Maintained focus on both long-term and short-term financial metrics and key strategic/operational measures

—      Continued the use of both shorter-term financial measures and critical operational measures, such as safety and guest and employee engagement, in our annual incentive program

—     Maintained the longer-term ROIC measure for our performance share program

— Implemented compensation changes to focus on longer-term equity compensation

—     Weighted compensation changes for our NEOs towards long-term incentive awards

—     Implemented more robust share ownership guidelines (8 times salary for the Chairman & CEO, 5 times salary for other NEOs)

Changes to our Executive Compensation Programs for 2015
— Enhanced long-term performance focus of our programs

—   Changed our performance share plan measurement to a three-year measurement period to better align with the longer-term interests of the Company and shareholders

—   Adjusted the weighting of the equity award vehicles for our Chairman & CEO to approximately 55% performance shares and 45% restricted stock units

—   Extended the clawback period applicable to our performance share grants to 2 years following the end of the performance period

— Implemented changes that align with our Double- Double Program

—   Implemented a one-time cash bonus opportunity for 2015 for bonus eligible employees, excluding the CEO, designed to reward employees for generating outsized revenue yields in 2015

—   Added a second measure to our performance share plan; for 2015 awards, consistent with our Double-Double Program, we will measure both ROIC and EPS

— Implemented Clawback Policy for Executive Short-Term Bonus Plan	— Cash bonuses will be subject to clawback provisions

In furtherance of our compensation program objectives, we maintain a high level of corporate governance standards within our executive compensation programs as follows:

What We Do	What We Don’t Do

  —     Hold our executives to meaningful stock          ownership guidelines

  —     In the event of a Change-in-Control, only provide      severance benefits if there is an accompanying      qualifying termination

  —     Offer limited perquisites or other executive-only      benefits

  —     Design our programs so as not to encourage      unnecessary and excessive risk taking

  —     Prohibit our employees and directors from entering      into any transaction to hedge the economic risk of      owning the Company’s stock

—     No repricing of underwater stock options

—     No cash buyouts of underwater stock options

—     No tax-gross up provisions on any change-in-control        severance benefits

—     No tax-gross ups provided on perquisites or
       executive benefits

ROYAL CARIBBEAN CRUISES LTD.

1050 Caribbean Way

Miami, Florida 33132

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Royal Caribbean Cruises Ltd. will be held at 9:00 A.M., Eastern Daylight Time, on Thursday, May 28, 2015 at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida, 33131, for the following purposes:

1.	To elect eight directors to our Board of Directors, each for a one-year term expiring in 2016;

2.	To hold an advisory vote to approve the compensation of our named executive officers;

3.	To approve delisting of the Company’s common stock from the Oslo Stock Exchange;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

5.	To consider and act upon the shareholder proposal described in the attached Proxy Statement, if properly presented at the Annual Meeting; and

6.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 30, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

As in prior years, we will furnish our proxy materials over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are sending a Notice of Internet Availability of Proxy Materials rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of the proxy materials. This process will substantially reduce the costs associated with printing and distributing our proxy materials.

To make it easier for you to vote, Internet voting is available. The instructions on the Notice of Internet Availability of Proxy Materials or your proxy card describe how to use these convenient services.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to vote as soon as possible by Internet or mail so that your shares may be voted in accordance with your wishes. The giving of a proxy does not affect your right to revoke it later or vote your shares in person in the event you should attend the Annual Meeting.

April , 2015	Bradley H. Stein
General Counsel and Secretary

ROYAL CARIBBEAN CRUISES LTD.

1050 Caribbean Way

Miami, Florida 33132

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 28, 2015

This proxy statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida, 33131, on Thursday, May 28, 2015 at 9:00 a.m., Eastern Daylight Time, and any adjournments or postponements thereof. References in this proxy statement to “we,” “us,” “our,” the “Company” and “Royal Caribbean” refer to Royal Caribbean Cruises Ltd. The complete mailing address, including zip code, of our principal executive offices is 1050 Caribbean Way, Miami, Florida 33132 and our telephone number is (305) 539-6000.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS

Under the rules adopted by the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of these materials, lowers the costs of our Annual Meeting and helps to conserve natural resources. On or about April     , 2015, we mailed to each of our shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this proxy statement and our Annual Report, on the Internet and how to access a proxy card to vote on the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. If you received paper copies of our proxy materials, you may also view these materials at www.proxyvote.com.

GENERAL INFORMATION

Who May Vote

Each share of our common stock outstanding as of the close of business on March 30, 2015 (the record date) is entitled to one vote at the Annual Meeting. At the close of business on March 30, 2015, 219,887,884 shares of our common stock were outstanding and entitled to vote. You may vote all of the shares owned by you as of the close of business on the record date. These shares include shares that are (1) held of record directly in your name (in which case, you are a “Record Holder” with respect to such shares) and (2) held for you as the beneficial owner through a broker, bank or other nominee (in which case, you are a “Beneficial Holder” with respect to such shares). There are some distinctions between being a Record Holder and a Beneficial Holder as described herein.

Shares held of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the Record Holder with respect to those shares, and the Notice of Internet Availability was sent directly to you by Royal Caribbean. As the Record Holder, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the Internet as described in the Notice and below under the heading “How to Vote.”

Shares owned beneficially

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the Beneficial Holder of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the Beneficial Holder, you have the right to direct your broker or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting.

Requirements to Attend the Annual Meeting

You are invited to attend the Annual Meeting if you are a Record Holder or Beneficial Holder as of March 30, 2015. If you are a Record Holder, you must bring proof of identification such as a valid driver’s license for admission to the Annual Meeting. If you are a Beneficial Holder, you will need to provide proof of ownership by bringing either your proxy card provided to you by your broker or a copy of your brokerage statement showing your share ownership as of March 30, 2015.

How to Vote

Voting in Person

Shares held in your name as the Record Holder may be voted in person at the Annual Meeting. Shares for which you are the Beneficial Holder may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Voting Without Attending the Annual Meeting

Regardless of how you hold your shares, you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held as a Beneficial Holder, by submitting voting instructions to your broker, bank or nominee. You may also vote using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker or other holder of record provided to you for more information on these options. Votes cast by Internet have the same effect as votes cast by submitting a written proxy card.

How Proxies Work

All properly executed proxies will be voted in accordance with the instructions contained thereon and, if no choice is specified, the proxies will be voted:

•	FOR the election of the eight nominees for director named below (Proposal No. 1);

•	FOR the approval of the compensation of our named executive officers (Proposal No. 2);

•	FOR the approval of delisting the Company’s common stock from the Oslo Stock Exchange (Proposal No. 3);

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP (Proposal No. 4); and

•	AGAINST the shareholder proposal (Proposal No. 5).

Under New York Stock Exchange (“NYSE”) rules, if you are a Beneficial Holder and you do not instruct the nominee in a timely fashion how to vote your shares (so-called “broker non-votes”), the broker or nominee can vote your shares as it sees fit only on matters that are determined to be routine, and not on any other proposal. Proposal No. 4 regarding the ratification of the auditors is a routine proposal and, accordingly, your nominee may vote on such proposal even if it does not receive voting instructions from you. Your nominee cannot vote on Proposals No. 1, 2, 3 or 5 without your instructions.

Matters to be Presented

We are not aware of any matters to be presented for a vote at the Annual Meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Vote Necessary to Approve Proposals

We will hold the Annual Meeting if holders of a majority of the shares of common stock entitled to vote are represented at the Annual Meeting in person or by proxy. If you vote via the Internet or sign and return your proxy card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The affirmative vote of a majority of the votes cast by the holders of outstanding shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote with respect to the subject proposal is required to approve Proposals No. 1, 2, 4 and 5. The affirmative vote of at least two-thirds of the outstanding shares of common stock entitled to vote with respect to the subject proposal is required to approve Proposal No. 3.

Although abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present, they will not have any effect on the outcome of any proposal, except for Proposal No. 3 where both abstentions and broker non-votes will have the effect of a vote against the delisting of our common stock from the Oslo Stock Exchange.

Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the Annual Meeting, the existence of a quorum and the validity and effect of proxies. They shall also receive, count and tabulate ballots and votes and determine the results thereof.

Revoking a Proxy

Any proxy may be revoked by a shareholder at any time prior to the final vote at the Annual Meeting by voting again on a later date via the Internet (only your latest Internet proxy submitted prior to the Annual Meeting will be counted), by signing and submitting a later-dated proxy or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to our corporate secretary at 1050 Caribbean Way, Miami, Florida 33132 a written notice of revocation prior to the Annual Meeting.

CORPORATE GOVERNANCE

We are committed to maintaining strong governance practices as we evolve as a company and regularly assess our practices to determine effectiveness and whether additional enhancements should be made.

Corporate Governance Principles

We have adopted corporate governance principles which, along with our Board committee charters, provide the framework for the governance of the Company. The corporate governance principles address such matters as director qualifications, director independence, director compensation, Board committees and committee evaluations. We believe that the corporate governance principles comply with the corporate governance rules adopted by the NYSE. A copy of these principles is posted in the corporate governance section on our website at www.rclinvestor.com.

Board of Directors and Committees

Meetings

The Board held six meetings during 2014. In 2014, each of our current directors attended at least 75% of an aggregate of all meetings of the Board and of any committees on which he or she served during the period the director was on the Board or committee.

In addition to regularly scheduled Board meetings, non-management directors regularly meet in executive sessions without management directors and/or any non-independent directors. The Lead Director presides at such meetings.

We do not have a formal policy regarding Board member attendance at the annual shareholders meeting. Two of our Board members attended our 2014 annual shareholders meeting.

Board Committees

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Safety, Environment and Health Committee. Each committee has adopted a written charter, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management, annually evaluates its performance and has the authority to retain outside advisors in its discretion. The primary responsibilities of each committee are summarized in the charts below and set forth in more detail in each committee’s written charter, which can be found in the corporate governance section on our website at www.rclinvestor.com. In addition to these committees, the Board may, from time to time, authorize additional Board committees to assist the Board in executing its responsibilities.

Audit Committee
Members:	Responsibilities:
William L. Kimsey (Chair)	• Oversight of
Bernt Reitan	¡ the integrity of our financial statements
Vagn O. Sørensen

¡        the qualifications and independence of our principal independent auditor

¡        the performance of our internal audit function and principal independent auditor

¡        our compliance with the legal and regulatory requirements in connection with the foregoing

•     Review of and discussions with management and the principal independent auditor regarding the annual audited and quarterly financial statements of the Company and related disclosures

• Preparation of Report of the Audit Committee (page 64)

Meetings Held During	Independence and Financial Expertise:
2014: 8	• The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE and SEC standards of independence for directors and audit committee members

• The Board has concluded that Mr. Kimsey and Mr. Sørensen each qualify as an “audit committee financial expert“ within the meaning of SEC rules

Compensation Committee
Members:	Responsibilities:
Bernt Reitan (Chair) Bernard W. Aronson* John F. Brock Ann S. Moore Vagn O. Sørensen

•     Overall responsibility for approving and evaluating the executive compensation plans, policies and programs of the Company

•     Annual determination of CEO compensation levels, taking into account corporate goals and CEO performance against these goals

• Annual determination of senior executive compensation levels • Periodic review and recommendations for director compensation • Preparation of Report of the Compensation Committee (page 50)

Meetings Held During	Independence and Financial Expertise:
2014: 6	• The Board has determined that each member of the Compensation Committee is independent within the meaning of the NYSE standards of independence for directors and compensation committee members

*   Mr. Aronson will no longer continue to serve on the Compensation Committee following the expiration of his director term, which will occur on the date of the Annual Meeting.

Nominating and Corporate Governance Committee
Members:	Responsibilities:
Thomas J. Pritzker (Chair) John F. Brock William L. Kimsey	• Identification of individuals qualified to become Board members • Recommendation to the Board of director nominees
Eyal M. Ofer Arne Alexander Wilhelmsen	• Recommendation to the Board of corporate governance principles • Recommendation to the Board of Board committee nominees
• Recommendation to the Board of Board committee structure, operations and Board reporting • Oversee evaluation of Board and management performance

Meetings Held During	Independence and Financial Expertise:
2014: 3	• The Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE standards of independence for directors

Safety, Environment and Health Committee
Members:	Responsibilities:
William K. Reilly (Chair) Eyal M. Ofer Vagn O. Sørensen

•     Oversight of our management concerning the implementation and monitoring of our safety (including security), environmental and health programs and policies

•     Monitor overall safety, environment and health compliance and performance

•     Review of safety, environment and health programs and policies on board our cruise ships

Meetings Held During 2014: 3

Board Leadership Structure

The Board believes that one of its key responsibilities is to evaluate and implement an optimal leadership structure to facilitate appropriate oversight by an engaged Board of Directors. The Board has considered these matters during the past year and has concluded that the current leadership structure is appropriate to the Company’s current circumstances. Nonetheless, in keeping with our “continuous improvement” philosophy, the Board will review this again during the coming year to evaluate whether further improvements are advisable.

The current leadership structure of the Board consists of:

Name	Title
Richard Fain	Chairman & Chief Executive Officer
William Kimsey	Lead Director, Chairman of Audit Committee
Bernt Reitan	Chairman of Compensation Committee
Thomas Pritzker	Chairman of Nominating and Corporate Governance Committee
William Reilly	Chairman of Safety, Environment and Health Committee

Mr. Kimsey is our Lead Director. As Lead Director, Mr. Kimsey is responsible for presiding at and calling meetings of non-management directors, serving as a liaison between the Chairman and the non-management directors, advising the Chairman on and approving Board meeting agendas and schedules as well as information sent to the Board and, if requested by major shareholders, being available as appropriate for consultation and direct communication. The Lead Director serves at the pleasure of the non-management directors and may be replaced at any time by a majority of the non-management directors.

The Board also reviewed the management structure within the Company and particularly the combined role of Chairman & Chief Executive Officer. After consideration, the Board concluded that combining the roles is the most appropriate for our current circumstances. Mr. Fain has served as both Chairman & CEO for over 25 years. His experience and knowledge of our company and his position in our industry are unparalleled. He has effectively led the Company in both roles during the Company’s evolution, including through a number of challenging industry and macroeconomic environments. Over the years, he has developed strong working relationships and trust with other members of the Board. Further, the Board believes that the significant leadership roles undertaken by Mr. Kimsey as well as the various non-management directors who chair the other Board committees strike an appropriate balance between effective Board leadership and independent oversight of management.

While currently appropriate, the Board notes that this conclusion is very specific to today’s circumstances. As these specific circumstances change, the Board intends to review the leadership structure, including the issue of combining the Chairman and Chief Executive Officer roles, and to make any changes that are appropriate at that time.

Succession Planning

Our Board, with the assistance of our Compensation Committee, oversees Chief Executive Officer succession planning. In accordance with our corporate governance principles, our Board recently performed a review of management succession planning. In addition to reviewing the qualifications for the Chief Executive Officer job, the Board evaluated potential successors to the position and considered the appropriate process going forward. In addition, the Board reviewed management development programs within the Company to assist executives in enhancing their skills and experience so as to prepare them for greater responsibilities in the future. Lastly, the Board reviewed our emergency management succession plan.

Risk Oversight and Board Role

We have a formal enterprise risk management program. Pursuant to this program, management annually performs a Company-wide enterprise risk assessment under the supervision of the Audit & Advisory Services department. This assessment is updated at least once during the course of the year. The assessment identifies those risks inherent in our business plans and strategies with the greatest potential to impact the achievement of our business objectives. This assessment is used to provide us with a risk-based approach to managing our business. Management reviews and discusses the risk assessment report and updates thereto with the Audit Committee and the Board. In addition, committees of the Board consider and review with management at regularly scheduled committee meetings ongoing financial, strategic, operational, legal and compliance risks inherent in the business activities applicable to each committee’s area of responsibility. The committee chairs inform the Board of the outcome of these reviews through reports to the Board at the regularly scheduled Board meetings.

Director Independence

Under the corporate governance rules of the NYSE and our corporate governance principles, a majority of our directors are required to be independent within the meaning of the NYSE standards of independence for directors. Our corporate governance principles contain guidelines established by the Board to assist it in determining director independence in accordance with these NYSE standards. The Board believes that directors who do not meet the NYSE’s independence standards also make valuable contributions to the Board and to the Company by reason of their experience and wisdom, and the Board expects that some minority of its Board will not meet the NYSE’s independence standards.

To be considered independent under the NYSE independence standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company or any of its subsidiaries (collectively, the “Royal Caribbean Group”). The Board has established the following guidelines to assist it in determining director independence in accordance with those standards:

•	A director will not be independent if:

•

the director is, or has been within the preceding three years, an employee of the Royal Caribbean Group, or an immediate family member is, or has been within the preceding three years, an executive officer of the Royal Caribbean Group, other than in each instance as interim Chairman, interim CEO or other interim executive officer;

•

the director or an immediate family member has received during any twelve-month period within the preceding three years more than $120,000 in direct compensation from the Royal Caribbean Group other than (A) director and committee fees, (B) pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (C) compensation for former services as an interim Chairman, interim CEO or other interim executive officer or (D) compensation to an immediate family member for service as a non-executive employee of the Royal Caribbean Group;

•

the director is a current partner or employee of Royal Caribbean’s internal or external auditor (in either case, the “Auditor”) or has an immediate family member who is either (A) a current partner of the Auditor or (B) a current employee who personally works on Royal Caribbean’s audit;

•	the director or an immediate family member was within the last three years a partner or employee of the Auditor and personally worked on Royal Caribbean’s audit within that time;

•

the director or an immediate family member is, or has been within the preceding three years, employed as an executive officer of another company where any of Royal Caribbean’s current executive officers at the same time serves or served on the compensation committee of that other company; or

•

the director is an employee of another company that does business with the Royal Caribbean Group, or the director has an immediate family member that is an executive officer of another company that does business with the Royal Caribbean Group and, in either case, the annual payments to, or payments from, the Royal Caribbean Group within any of the three most recently completed fiscal years exceed $1,000,000 or two percent of the annual consolidated gross revenues of the other company (whichever is greater).

•	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence:

•

if a director is an employee of another company that does business with the Royal Caribbean Group and the annual payments to, or payments from, the Royal Caribbean Group are less than $1,000,000 or two percent of the annual consolidated revenues of the company he or she serves as an employee (whichever is greater);

•

if a director is an employee of another company which is indebted to the Royal Caribbean Group, or to which the Royal Caribbean Group is indebted, and the total amount of indebtedness to the other is less than two percent or $1,000,000 (whichever is greater) of the total consolidated assets of the company he or she serves as an employee; and

•

if an immediate family member of a director is an executive officer of another company that does business with the Royal Caribbean Group, and the annual payments to, or payments from, the Royal Caribbean Group, are less than two percent or $1,000,000 (whichever is greater) of the annual consolidated revenues of the company the immediate family member serves as an executive officer.

Each director must regularly disclose to the Board whether his or her relationships satisfy these independence tests. Based on these disclosures and other information available to it, the Board has determined that each of the directors and our director nominee is independent with the exception of Messrs. Fain and Reilly. Mr. Fain is not considered independent as a result of his position as Chairman & CEO of the Company. Mr. Reilly is not considered independent due to his prior consulting arrangement with the Company. Although this arrangement terminated as of December 31, 2013, under the NYSE independence standards and our guidelines, Mr. Reilly will not be considered independent until December 31, 2016. In determining that Messrs. Ofer, Pritzker and Wilhelmsen are independent, the Board considered the transactions described below in “Certain Relationships and Related Person Transactions—Related Person Transactions”.

Selection of Director Candidates

In identifying and evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers the personal and professional ethics, integrity and values of the candidate, his or her willingness and ability to evaluate, challenge and stimulate, and his or her ability to represent the long-term interests of the shareholders. The Nominating and Corporate Governance Committee also considers the candidate’s experience in business and other areas that may be relevant to the activities of the Company, his or her leadership ability, the applicable independence requirements, the current composition of the Board and the appropriate balance between the value of continuity of service by existing members of the Board with that of obtaining a new perspective.

The Board recognizes the value and importance of diversity and has designed our director nomination process to consider diversity when evaluating prospective nominees. As diversity can encompass many attributes, the Board recently amended our corporate governance principles to emphasize that our definition of diversity includes matters of race, gender and ethnicity. The Nominating and Corporate Governance Committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which nominees are chosen.

The Nominating and Corporate Governance Committee has engaged in the past and is likely to engage in the future third parties to identify or assist in identifying potential director nominees. The Nominating and Corporate Governance Committee seeks to identify director candidates from a variety of sources, including search firms, personal connections, shareholder recommendations and recommendations by others. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders that are submitted as described in our corporate governance principles. During the last year, we employed an outside firm to assist us with our search process for new directors. In working with this firm, the Nominating and Corporate Governance Committee explicitly requested that they look for diverse candidates.

Family Relationships

There are no family relationships among our officers and directors or director nominees.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, including our executive officers, and our directors. A copy of the Code of Business Conduct and Ethics is posted in the corporate governance section of our website at www.rclinvestor.com and is available in print, without charge, to shareholders upon written request to our Corporate Secretary at Royal Caribbean Cruises Ltd., 1050 Caribbean Way, Miami, Florida 33132. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to investors by posting on our website at www.rclinvestor.com.

Compensation Committee Interlocks and Insider Participation

During 2014, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries or (c) engaged in any related person transactions with the Company requiring disclosure under SEC rules. During 2014, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company, one of whose executive officers or directors serve or served as a member of the Board or Compensation Committee of the Company.

Amendments to our Articles of Incorporation

Any amendment to our Articles of Incorporation generally requires the authorization by affirmative vote of the holders of not less than two-thirds of all outstanding shares entitled to vote. This requirement does not apply to (1) an amendment to change our registered agent or registered address; (2) an amendment to change the authorized number of shares of stock; or (3) an amendment for establishing and designating the shares of any class or of any series of any class. In the first two cases, our Articles of Incorporation can be amended by the affirmative vote of the holders of a majority of all of our outstanding shares entitled to vote. In the third case, our Board has the power to establish and designate new classes of preferred stock.

Contacting Members of the Board

Interested parties who wish to communicate with non-management members of the Board can address their communications to the attention of our Corporate Secretary at our principal address or via email to corporatesecretary@rccl.com. The Corporate Secretary maintains a record of all such communications and promptly forwards to the Lead Director those communications that the Corporate Secretary believes require immediate attention. The Corporate Secretary periodically provides a summary of all such communications to the Lead Director and he, in turn, notifies the Board or the chairs of the relevant committees of the Board of those matters that he believes are appropriate for further action or discussion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

This table sets forth information as of March 20, 2015 about persons we know to beneficially own(1) more than five percent of our common stock.

Name of Beneficial Owner	Common Stock (#)		Percentage of Ownership(2)
AWILHELMSEN AS	33,534,512	(3)	15.3%
Baillie Gifford & Co.	14,422,083	(4)	6.6%
The Vanguard Group	11,678,325	(5)	5.3%
Osiris Holdings Inc.	11,277,680	(6)	5.1%

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 20, 2015 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 20, 2015 have been exercised.

(2)	Applicable percentage ownership is based on 219,887,422 shares of common stock outstanding as of March 20, 2015.

(3)

AWILHELMSEN AS is a Norwegian corporation, the indirect beneficial owners of which are members of the Wilhelmsen family of Norway. The shares reported in the table include 6,711,705 shares owned by AWECO Invest AS, an affiliate of AWILHELMSEN AS. AWILHELMSEN AS has the power to vote and dispose of the shares owned by AWECO Invest AS pursuant to an agreement between AWILHELMSEN AS and AWECO Invest AS. The address of AWILHELMSEN AS is Beddingen 8, Aker Brygge, Vika N-0118 Oslo, Norway.

(4)

Represents 14,422,083 shares beneficially owned by Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK. The foregoing information is based solely on a Schedule 13G/A filed by Baillie Gifford & Co. with the SEC on February 2, 2015.

(5)

Represents 11,678,325 shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2015.

(6)

Osiris Holdings Inc. (“Osiris”) is a Liberian corporation, the indirect beneficial owner of which is a trust primarily for the benefit of certain members of the Ofer family. The shares reported in the table include 9,656,380 shares owned by Osiris and 1,621,300 shares owned by a subsidiary of Osiris. The address of Osiris is c/o Bex Property Management S.A.M., 3 Ruelle Saint Jean, MC 98000 Monaco.

Security Ownership of Directors and Executive Officers

This table sets forth information as of March 20, 2015 about the amount of common stock beneficially owned(1) by (i) our directors and director nominee; (ii) the named executive officers listed in the “Compensation Discussion and Analysis” below and (iii) our directors and executive officers as a group.

The number of shares beneficially owned by each named person or entity is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.

No shares of common stock held by our directors or named executive officers have been pledged.

Name of Beneficial Owner	Common Stock (#)(2)		Percentage of Ownership(3)
Bernard W. Aronson	32,430		*
Michael W. Bayley	24,740		*
John F. Brock	6,981		*
Richard D. Fain	1,688,314	(4)	*
Adam M. Goldstein	256,155		*
William L. Kimsey	13,037		*
Harri U. Kulovaara	26,088		*
Jason T. Liberty	581		*
Ann S. Moore	8,784		*
Eyal M. Ofer	157,706	(5)	*
Thomas J. Pritzker	808,516		*
William K. Reilly	21,241		*
Bernt Reitan	16,400		*
Vagn O. Sørensen	14,403		*
Donald Thompson	—	(6)	—
Arne Alexander Wilhelmsen	33,536,982	(7)	15.3%
All directors and executive officers as a group (20 persons)	36,902,269		16.8%

*	Denotes ownership of less than 1% of the outstanding shares of common stock

(1)

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 20, 2015 upon exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from March 20, 2015 have been exercised.

(2)

The holdings reported in this column for each person include shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days from March 20, 2015 and the vesting of restricted stock units and performance shares that are scheduled to vest within 60 days from March 20, 2015 as follows:

Mr. Aronson	10,966	Mr. Kulovaara	12,580	Mr. Reilly	9,845
Mr. Bayley	13,463	Mr. Liberty	581	Mr. Reitan	646
Mr. Fain	234,628	Mr. Ofer	19,544	Director/Officer	381,031
Mr. Goldstein	4,184	Mr. Pritzker	19,544	group

The reported holdings do not include options that are not exercisable within 60 days of March 20, 2015, restricted stock units that are not scheduled to vest or settle within 60 days of March 20, 2015 and performance shares that are not scheduled to vest within 60 days of March 20, 2015.

(3)	Applicable percentage ownership is based on 219,887,422 shares of common stock outstanding as of March 20, 2015.

(4)

Includes 426,912 shares owned by various trusts primarily for the benefit of certain members of the Fain family. Mr. Fain disclaims beneficial ownership of some or all of these shares. Does not include 121,300 shares owned by other trusts for the benefit of members of the Fain family in which Mr. Fain does not have any beneficial or pecuniary interest nor shares directly or indirectly owned by Mr. Fain’s adult children.

(5)	Does not include 11,277,680 shares beneficially owned by Osiris.

(6)	Mr. Thompson, our director nominee, does not currently serve as a member of the Board of Directors.

(7)	Includes 33,534,512 shares beneficially owned by AWILHELMSEN AS. Mr. Wilhelmsen disclaims beneficial ownership of these shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity plan information as of December 31, 2014.

Plan Category	Column A: Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by security holders	2,346,490	(1)	$36.03	(2)	3,874,423	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,346,490	(1)	$36.03	(2)	3,874,423	(3)

(1)	Includes outstanding stock options, unvested restricted stock units and unvested performance shares under the following plans: the 2000 Stock Award Plan and the 2008 Equity Incentive Plan.

(2)	Represents the weighted average exercise price of stock options outstanding without regard to equity awards that have no exercise price (including restricted stock units and performance shares).

(3)	Includes shares available for issuance under the 2008 Equity Incentive Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, certain officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC. Based solely upon a review of such reports filed since the Company last made such a disclosure in its proxy statement distributed in connection with the 2014 Annual Meeting, all reporting persons filed on a timely basis the reports required by Section 16(a) of the Exchange Act.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

In September 2013, our Board amended our Bylaws to phase out the classification of the Board and provide for the annual election of directors. Beginning with the 2014 Annual Meeting, directors are elected to hold office until the next annual shareholders meeting and until a respective successor is duly elected and qualified.

Our Board is presently comprised of eleven members. The terms of eight directors will expire at the 2015 Annual Meeting. The Nominating and Corporate Governance Committee recommended, and our Board nominated, seven of these eight directors for re-election. Mr. Aronson declined to stand for re-election after the expiration of his term, citing his other time commitments, including his recent assignment as U.S. Special Envoy to the Columbian Peace Process. Mr. Thompson has been nominated for election to the Board in place of Mr. Aronson. Our remaining directors will continue to serve the balance of their existing terms. Accordingly, all terms will expire at the 2016 Annual Meeting.

If any of the nominees is unexpectedly unavailable for election, shares represented by validly delivered proxies will be voted for the election of a substitute nominee designated by our Board or our Board may determine to reduce the size of our Board. Each person nominated for election has agreed to serve if elected.

Directors Standing for Election

Set forth below is biographical information for the nominees as well as the key attributes, experience and skills that the Board believes each nominee brings to the Board.

John F. Brock

Director since February 2014

Age: 66

Board Committees: Compensation Committee; Nominating and Corporate Governance

Other Public Company Boards: Coca-Cola Enterprises Inc. (New York Stock Exchange)

Mr. Brock has served as Chairman and Chief Executive Officer of Coca-Cola Enterprises Inc. since April 2008 and as Chief Executive Officer since April 2006. From February 2003 until December 2005, Mr. Brock was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company. From April 2007 to December 2007, Mr. Brock served as a director of Dow Jones & Company, Inc., a publisher and provider of global business and financial news. From 2004 to 2006, he served as a director of the Campbell Soup Company, a global manufacturer and marketer of branded convenience food products. From 2003 to 2005, he served as a director of Interbrew/Inbrew, a beer brewing company. He also served as a director of Reed Elsevier, a publisher, from 1997 to 2003.

Specific Qualifications, Attributes, Skills and Experience:

Senior Leadership Experience
Global Business Perspective
Relevant Industry Expertise–Food and Beverage Sector

Richard D. Fain, Chairman

Director since 1981

Age: 67

Board Committees: None

Other Public Company Boards: None

Mr. Fain has served as Chairman and Chief Executive Officer of the Company since 1988. Mr. Fain has been involved in the shipping industry for approximately 40 years. He is Vice Chairman of the University of Miami’s Board of Trustees and serves on the board of the Posse Foundation and the Florida Council of 100. Mr. Fain is a former chair of the Miami Business Forum, the Greater Miami Convention and Visitors Bureau, United Way of Miami-Dade and the Cruise Lines International Association (CLIA), an industry trade association representing travel agencies and the bulk of the world’s cruise lines. As the longest serving member of the Board, Mr. Fain provides the Board with substantial expertise in the cruise industry.

Specific Qualifications, Attributes, Skills and Experience:

Senior Leadership Experience
Experience and Knowledge of the Company
Cruise Industry Knowledge and Expertise
Financial Expertise

Ann S. Moore

Director since May 2012

Age: 64

Board Committees: Compensation Committee

Other Public Company Boards: None

Ms. Moore served as Chairman and Chief Executive Officer of Time Inc. from July 2002 to September 2010 and served as Chairman through December 2010. Prior to that, Ms. Moore was Executive Vice President of Time Inc., where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. From 1993 to May 2014, Ms. Moore served on the Board of Directors of Avon Products Inc. She is also a director of the Wallace Foundation.

Specific Qualifications, Attributes, Skills and Experience:

Senior Leadership Experience
Global Business Perspective
Global Branding and Marketing Expertise

Eyal M. Ofer

Director since 1995

Age: 64

Board Committees: Nominating and Corporate Governance Committee; Safety, Environment & Health Committee

Other Public Company Boards: None

Mr. Ofer is currently Chairman of Zodiac Maritime Limited, a private London based company which operates a diversified fleet of over 150 large ocean going vessels trading worldwide. Mr. Ofer is also Chairman of Global Holdings Inc., a private U.S. based real estate holding company which specializes in large scale commercial real estate and high end residential developments. Its extensive holdings include prime properties in Manhattan and a controlling stake in Miller Global Properties, LLC, a large real estate investment fund focusing on North America and Europe. Mr. Ofer previously served as the Chairman and Chief Executive Officer of Deerbrook Limited from 1991 through 2011.

Specific Qualifications, Attributes, Skills and Experience:

Senior Leadership Experience
Global Business Perspective
Relevant Industry Expertise–Maritime/Shipping Sector

William K. Reilly

Director since 1998

Age: 75

Board Committees: Safety, Environment & Health Committee (Chairman)

Other Public Company Boards: None

Mr. Reilly is the Founding Partner of Aqua International Partners L.P., a private equity fund established in 1997 and dedicated to investing in companies engaged in water and renewable energy, and he is a Senior Advisor to TPG Capital, LP, an international investment partnership. From 1989 to 1993, Mr. Reilly served as the Administrator of the U.S. Environmental Protection Agency. He has also previously served as the first Payne Visiting Professor at Stanford University, President of the World Wildlife Fund and President of The Conservation Foundation. He is Chairman Emeritus of the World Wildlife Fund, Chairman Emeritus of the ClimateWorks Foundation and Chairman of the Advisory Committee to the Nicholas Institute for Environmental Policy Solutions at Duke University. He serves as a director of the National Geographic Education Foundation. From 1993 until April 2012, Mr. Reilly also served on the Board of Directors of E.I. duPont de Nemours and Company and from 1997 until May 2013, he served on the Board of Directors of ConocoPhillips. In May 2010, President Obama named Mr. Reilly to serve as co-chair of the National Commission on the BP Deepwater Horizon Oil Spill and Offshore Drilling, which released its report on January 11, 2011. In December 2012, the President named Mr. Reilly to the Council for Global Development.

Specific Qualifications, Attributes, Skills and Experience:

Environmental and Safety Expertise
Senior Leadership Experience

Vagn O. Sørensen

Director since July 2011

Age: 55

Board Committees: Audit Committee; Compensation Committee, Safety, Environment & Health Committee Other Public Company Boards: Air Canada (Toronto Stock Exchange); DFDS A/S (Copenhagen Stock Exchange); FLSmidth (Copenhagen Stock Exchange); TDC A/S (Copenhagen Stock Exchange), SSP Group plc (London Stock Exchange)

Mr. Sørensen brings to the Board over 20 years of experience in the aviation industry, having served as the President and CEO of Austrian Airlines Group from 2001 through 2006. Prior to that, he served in a variety of roles with Scandinavian Airlines Systems, including as Executive Vice President and Deputy CEO. He currently owns and is President of VS Consulting and serves as a Board member and Chairman for a number of corporations throughout Europe and Canada, including Air Canada, TDC A/S, FLSmidth, DFDS A/S, SSP Group plc, Nordic Aviation Capital A/S and Lufthansa Cargo AG.

Specific Qualifications, Attributes, Skills and Experience:

Financial Expertise
Senior Leadership Experience
Relevant Industry Expertise–Travel Sector
Relevant Industry Expertise–Risk Management
Relevant Industry Expertise–Maritime/Shipping Sector
Global Business Perspective

Donald Thompson

Director Nominee

Age: 52

Board Committees: N/A

Other Public Company Boards: Northern Trust Corporation (NASDAQ Global Select Market)

Mr. Thompson served as President and Chief Executive Officer of McDonald’s Corporation from 2012 until March 2015. Previously, Mr. Thompson served as President and Chief Operating Officer of McDonald’s Corporation from 2010 to 2012 and President of McDonald’s USA from 2006 to 2010. Prior to joining McDonald’s, Mr. Thompson served six years as an Electrical Engineer for the Northrop Corporation, where he specialized in power supply design and manufacturing for high technology radar systems. Mr. Thompson also served as director of McDonald’s Corporation from 2011 to March 2015 and as a director of Exelon Corporation from 2007 to 2013. Since March 2015, Mr. Thompson has served as a director of Northern Trust Corporation.

Specific Qualifications, Attributes, Skills and Experience:

Senior Leadership Experience
Global Business Perspective
Relevant Industry Expertise–Food and Beverage Sector
Global Branding and Marketing Expertise

Arne Alexander Wilhelmsen

Director since 2003

Age: 49

Board Committees: Nominating and Corporate Governance Committee

Other Public Company Boards: None

Mr. Wilhelmsen is chairman of the board of directors of AWILHELMSEN AS, the holding company for the AWILHELMSEN group of companies, after having served as the Chairman of the board of directors of AWILHELMSEN Management AS from 2008 through June 2013. Mr. Wilhelmsen was elected Chairman of the Board of AWECO Invest AS in 2011. He has held a variety of positions within the AWILHELMSEN group of companies since 1995. From 1996 through 1997, Mr. Wilhelmsen was engaged as a marketing analyst for the Company and from 2001 through 2009 served as a member of the board of directors of Royal Caribbean Cruise Line AS, a wholly owned subsidiary of the Company that was responsible for the sales and marketing activities of the Company in Europe. Mr. Wilhelmsen served as the Chairman of the Board of The Containership Company ASA from August 2010 to August 2011. From 2005 through 2008, he served as a member of the board of directors of Awilco Offshore ASA (currently known as COSL Drilling Europe AS).

Specific Qualifications, Attributes, Skills and Experience:

Senior Leadership Experience
Relevant Industry Expertise–Maritime/Shipping Sector

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Continuing in Office

The following is biographical information on the remainder of our current directors, each of who is serving a term ending in 2016, as well as the key attributes, experience and skills that the Board believes such current directors bring to the Board.

William L. Kimsey, Lead Director

Director since 2003

Age: 72

Board Committees: Audit Committee (Chairman); Nominating and Corporate Governance Committee

Other Public Company Boards: Accenture Plc (New York Stock Exchange)

Mr. Kimsey was employed for 32 years through September 2002 with the independent public accounting firm Ernst & Young L.L.P. From 1998 through 2002, Mr. Kimsey served as the Chief Executive Officer of Ernst & Young Global and Global Executive Board member of Ernst & Young and from 1993 through 1998 as the Firm Deputy Chairman and Chief Operating Officer. Mr. Kimsey also serves on the board and chairs the audit committee of Accenture Plc. From 2004 until 2008, he served on the board of NAVTEQ Corporation and was the chairman of its audit committee. From 2003 through 2014, Mr. Kimsey also served on the board and the audit committee of Western Digital Corporation. Mr. Kimsey is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Specific Qualifications, Attributes, Skills and Experience:

Accounting Expertise
Financial Expertise
Senior Leadership Experience
Global Business Perspective

Thomas J. Pritzker

Director since 1999

Age: 64

Board Committees: Nominating and Corporate Governance Committee

Other Public Company Boards: Hyatt Hotels Corporation (New York Stock Exchange)

Mr. Pritzker is Executive Chairman of Hyatt Hotels Corporation and Chairman of Marmon Holdings, Inc. He served as a Director of TransUnion Corp., a credit reporting service company, until June 2010. He is Chairman and Chief Executive Officer of The Pritzker Organization LLC, which provides certain services primarily to and/or in connection with business interests of trusts for the benefit of various members of the

Pritzker family. Mr. Pritzker is a member of the Board of Trustees of the University of Chicago and Chairman of the Art Institute of Chicago.

Specific Qualifications, Attributes, Skills and Experience:

Senior Leadership Experience
Relevant Industry Expertise–Travel Sector

Bernt Reitan

Director since 2004

Age: 67

Board Committees: Audit Committee; Compensation Committee (Chairman)

Other Public Company Boards: None

Until his retirement in August 2010, Mr. Reitan was an Executive Vice President of Alcoa Inc. and the Group President for the Global Primary Products division, with responsibility for the strategic management of Alcoa Inc.’s alumina refineries and primary aluminum smelters worldwide and associated businesses, such as metal purchasing, trading and transportation. Mr. Reitan joined Alcoa Inc. in 2000 as general manager of Alcoa World Alumina & Chemicals and was named President of Alcoa World Alumina & Chemicals in January 2001. In July of that year, he was elected a Vice President of Alcoa Inc. In January 2003, he was appointed President, Alcoa Primary Metals. In November 2004, he was named an Executive Vice President of the company. Before joining Alcoa Inc., he was employed for 20 years in a number of positions with Elkem ASA in Norway. Mr. Reitan served on the board of Yara ASA from May 2009 until May 2014. Mr. Reitan served on the board of REC ASA from May 2010 until May 2012. Mr. Reitan holds a master’s degree in civil engineering from the Technical University, Trondheim, Norway.

Specific Qualifications, Attributes, Skills and Experience:

Senior Leadership Experience
Global Business Perspective

Director Compensation for 2014

Directors who are Company employees do not receive any fees for their services as directors.

For services in 2014, each non-employee director was entitled to receive an annual cash retainer of $60,000 for a full year of service. In addition, our Lead Director received a further annual cash retainer of $50,000.

We pay additional annual cash retainers for chairing of and service on various Board committees. The amount of these retainers in 2014 for a full year of service was as follows:

Committee Role	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Safety, Environment & Health Committee
Chairman	$30,000	$15,000	$6,000	$6,000
Member	$15,000	$5,000	$5,000	$5,000

In addition to the retainers, in 2014, we paid Board and Board committee members $1,200 for each meeting attended. Directors are reimbursed for their travel expenses, and occasionally for those of an accompanying guest, for meetings attended.

In 2014, each non-employee director received restricted stock units with an aggregate grant date fair value equal to $120,000. These restricted stock units vested in full immediately upon grant and settled one year following the date of grant. Our stock ownership guidelines require directors to accumulate ownership of at least $240,000 of our common stock, including the value of restricted stock and restricted stock units, within three years of becoming a director. If the value of their stock holdings falls below this amount, directors cannot sell shares of our common stock until the value once again exceeds the required amount.

In order to increase their knowledge and understanding of our business, we encourage our non-management Board members and their families to experience our cruises. As a result, we have adopted a Non-Management Director Cruise Policy. Under this policy, with certain limited exceptions, a Board member is entitled to up to two complimentary staterooms on two cruises per year for the Board member and any immediate family accompanying the Board member on the cruise. Additional guests traveling with a Board member will receive a 15% discount off the lowest available fare for up to 5 staterooms. The Chairman & CEO may grant exceptions to this policy in his discretion but has not to date done so.

The table below summarizes the compensation of each person serving as a non-employee director in 2014.

	2014 Director Compensation Table
Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	All Other Compensation(3)	Total
Bernard W. Aronson	$78,200	$117,547	—	$195,747
John F. Brock(4)	$65,665	$107,744	$13,505	$186,914
William L. Kimsey	$165,400	$117,547	—	$282,947
Ann S. Moore	$79,400	$117,547	—	$196,947
Eyal M. Ofer	$84,400	$117,547	—	$201,947
Thomas J. Pritzker	$76,800	$117,547	—	$194,347
William K. Reilly	$76,800	$117,547	—	$194,347
Bernt Reitan	$114,000	$117,547	$14,169	$245,716
Vagn O. Sørensen	$112,600	$117,547	—	$230,147
Arne Alexander Wilhelmsen	$74,600	$117,547	—	$192,147

(1)

The column titled “Stock Awards” reports the fair value of restricted stock unit awards at their grant date in 2014 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2014.

(2)

As of December 31, 2014, each non-employee director listed in the table held 2,470 vested restricted stock units, with the exception of Mr. Brock who held 2,264 vested restricted stock units. As of December 31, 2014, the non-employee directors listed in the table held options to purchase the following aggregate number of shares of common stock: Mr. Aronson; 10,966; Mr. Ofer, 19,544; Mr. Pritzker, 19,544; Mr. Reilly, 9,845; and Mr. Reitan, 646.

(3)

Except as otherwise disclosed, these amounts include discounts on Company cruises provided to directors and travel expenses for spouses accompanying directors on business. The aggregate value of other compensation that would be reportable in this column made available to outside directors other than Mr. Brock and Mr. Reitan is less than $10,000 per person.

(4)	Mr. Brock was appointed to the Board on February 5, 2014.

Director Compensation for 2015

In 2014, the Compensation Committee requested that Towers Watson perform a detailed analysis of our Board of Directors compensation practices, which have remained unchanged since 2011. Based on this analysis, which indicated that the average total compensation paid to our directors was slightly below competitive market levels, for 2015, we increased the annual retainer payable for Board service to $80,000 while eliminating per meeting fees. We also proportionately increased the additional annual retainers paid to Committee chairpersons and members (with the exception of the retainer for the Audit Committee Chairman, which remains at $30,000).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy and Procedures

We have a written Related Person Transaction Policy that requires review of all relationships and transactions in which the Company and any director or executive officer or their immediate family members or any 5% beneficial owner of the Company’s securities or their immediate family members have a direct or indirect material interest. Under this policy, each director, director nominee and executive officer is required to promptly notify the Corporate Secretary of any such transaction. The Corporate Secretary then presents such transactions to the Audit Committee and the Audit Committee is responsible for determining whether to approve or ratify the transactions. The following types of transactions are deemed not to create or involve a material interest on the part of the related person and do not require approval or ratification under the policy, unless the Audit Committee determines that the facts and circumstances of the transaction warrant its review:

•	transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

•	transactions in which the related person’s interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

•

transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

•

transactions in which the related person’s interest derives solely from his or her ownership of a class of equity shares of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

•	compensation arrangements of any executive officer, other than an individual who is an immediate family member of a related person; and

•	non-executive director compensation arrangements.

In reviewing transactions submitted to them, the Audit Committee reviews and considers all relevant facts and circumstances to determine whether the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders, including, without limitation:

•	the commercial reasonableness of the terms;

•	the benefit and perceived benefit, or lack thereof, to the Company;

•	opportunity costs of alternative transactions;

•	the character of the related person’s interest; and

•	the actual or apparent conflict of interest of the related person.

If after the review described above, the Audit Committee determines not to approve or ratify the transaction, it will be cancelled or unwound as the Audit Committee considers appropriate and practicable.

Related Person Transactions

The Audit Committee reviewed and approved or ratified all of the following transactions in accordance with our Related Person Transaction Policy.

In June 2014, a company affiliated with Mr. Eyal Ofer, one of our directors, entered into our standard ship charter agreement to charter the Celebrity Xpedition for a seven day period in December 2015. The charter fee of $720,000 is at or above what we would have expected to receive from a third party.

In November 2014, we repurchased 3.5 million shares of our common stock directly from our largest shareholder, AWILHELMSEN AS, in a private transaction at $67.45 per share. The closing of the share repurchase was subject to AWILHELMSEN AS having completed a simultaneous sale of an additional 3.5 million shares to a financial institution in a market transaction pursuant to Rule 144 of the Securities Act (the

“Secondary Sale”). The price we paid in connection with the share repurchase was equal to the price paid by the financial institution to AWILHELMSEN AS in connection with the Secondary Sale.

During the year ended December 31, 2014, we paid Hyatt Hotels Corporation approximately $460,000 for hotel stays of our guests. The amount represents less than 0.01% of Hyatt’s revenues for 2014 and less than 0.2% of our transportation and lodging expense for the same period. Hyatt is a major hotel chain and it would be imprudent for us to exclude them. In addition, certain of our employees may stay at Hyatt Hotels while traveling on business, and we may make use of Hyatt Hotels’ facilities for business purposes, although Hyatt Hotels Corporation has no specific arrangement or understanding with us in that connection. Mr. Thomas J. Pritzker, one of our directors, is Executive Chairman of the Hyatt Hotels Corporation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Midway through 2014, we announced our Double-Double program, which called for increasing the Company’s ROIC to double digits and doubling our 2014 Adjusted Earnings per Share, both by 2017. 2014 was a good year for the Company, with our brands performing at their strongest levels ever and our Double-Double program solidly on track. Our compensation programs responded to these outcomes as outlined below.

How We Performed	How We Paid our Executives

•  Record Adjusted EPS* of $3.39, representing a 40% year over year improvement

•  Strong yield improvement

•  One year total shareholder return of 77%; cumulative five-year shareholder return of approximately 250%

•  ROIC for 2014 was approximately 3.0% above the target set by the Company at the beginning of 2014

•  Continued focus on “at-risk” pay, with 85% of target compensation for our Chairman & CEO (and 71% for other NEOs) variable based on Company performance

•  Base salary increases for our named executives largely reflect changes to leadership roles as discussed in more detail herein; Our Chairman & CEO did not receive a base salary increase.

•  Paid bonuses to our NEOs between 118% and 132% of target based on exceeding defined metrics (CEO bonus at 118% of target)

•  Performance shares based on 2014 ROIC earned at 119% of target

•  Provided a one-time special performance-based equity award for our Chairman and CEO to reflect his leadership in delivering outstanding results for shareholders (the total equity award for 2014 was comprised of approximately 79% performance shares and 21% restricted stock units)

•  Provided one-time special equity awards for our other named executives to reflect our exceptional performance and to foster retention

•  Significant operational/strategic achievements, including:

• Continued strong onboard revenue growth

• Year-over-year decrease in net cruise costs excluding fuel per Available Passenger Cruise Day

• Highly successful introduction of Quantum of the Seas

• Promotion of two new Brand Presidents, both of whom are long-time veterans of the Company

• Commencement of new strategic partnership–SkySea Cruises- to build a national cruise line for China

• Completion of sale of Celebrity Century

• Completion of Pullmantur restructuring and sale of non-core businesses

• Continued dividend growth

• Repurchase of 3.5 million shares

*	See Annex A for reconciliation of non-GAAP and GAAP measures presented.

We place significant focus on the design of our executive compensation programs as we believe their effectiveness is crucial to our success as a company. We assess our programs regularly and strive diligently to continuously make improvements as well as incorporate shareholder feedback. While we have tried to maintain a reasonable level of consistency and continuity over the years, we implemented enhancements effective in both 2014 and 2015. These enhancements increased our emphasis on performance based compensation and made it longer-term. Our 2014 program and additional 2015 enhancements are summarized in the tables below.

Snapshot of our 2014 Executive Compensation Program
• Continued emphasis on “at risk” compensation	• 85% of target compensation for Chairman & CEO (and 71% for other NEOs) varies based on Company performance • 50% of annual long-term incentive awards comprised of performance shares
• Maintained focus on both long-term and short-term financial metrics and key strategic/operational measures

•    Continued the use of both shorter-term financial measures and critical operational measure, such as safety and guest and employee engagement, in our annual incentive program

•    Maintained the longer-term ROIC measure for our performance share program

• Implemented compensation changes to focus on longer-term equity compensation

•    Weighted compensation changes for our NEOs towards long-term incentive awards

•    Implemented more robust share ownership guidelines (8 times salary for the Chairman & CEO, 5 times salary for other NEOs)

Changes to our Executive Compensation Programs for 2015
• Enhanced long-term performance focus of our programs

•    Changed our performance share plan measurement to a three-year measurement period to better align with the longer-term interests of the Company and shareholders

•    Adjusted the weighting of the equity award vehicles for our Chairman & CEO to approximately 55% performance shares and 45% restricted stock units

•    Extended the clawback period applicable to our performance share grants to 2 years following the end of the performance period

• Implemented changes that align with our Double- Double Program

•    Implemented a one-time cash bonus opportunity for 2015 for bonus eligible employees, excluding the CEO, designed to reward employees for generating outsized revenue yields in 2015

•    Added a second measure to our performance share plan; for 2015 awards, consistent with our Double-Double Program, we will measure both ROIC and EPS

• Implemented Clawback Policy for Executive Short-Term Bonus Plan	• Cash bonuses will be subject to clawback provisions

In furtherance of our compensation program objectives, we maintain a high level of corporate governance standards within our executive compensation programs as follows:

What We Do	What We Don’t Do

•  Hold our executives to meaningful stock ownership guidelines

•  In the event of a Change-in-Control, only provide severance benefits if there is an accompanying termination

•  Offer limited perquisites or other executive-only benefits

•  Design our programs so as not to encourage unnecessary and excessive risk taking

•  Prohibit our employees and directors from entering into any transaction to hedge the economic risk of owning the Company’s stock

•  No repricing of underwater stock options

•  No cash buyouts of underwater stock options

•  No tax-gross up provisions on any change-in-control severance benefits

•  No tax-gross ups provided on perquisites or executive benefits

At our 2014 annual meeting, shareholders approved our 2013 NEO compensation with over 91% of the votes cast in favor of our practices. In light of the shareholder support, the Compensation Committee did not make any significant changes to its approach to executive compensation although it did continue to make enhancements as described herein. The Compensation Committee plans to consider the outcome of say-on-pay votes when making future compensation decisions for NEOs.

We discuss our compensation plans, policies and objectives for 2014 in detail below.

Named Executive Officers

In the interest of providing continued career development opportunities for our senior management as well as ensuring appropriate succession planning, we made significant changes to our leadership team in 2014. In April 2014, Adam Goldstein was named President & Chief Operating Officer of the Company. As of December 2014, Michael Bayley, who previously led our Celebrity Cruises brand, was named President & CEO of our Royal Caribbean International brand. Although not one of our NEOs for 2014, Lisa Lutoff-Perlo, EVP, Operations for Royal Caribbean International moved into the role of President & CEO, Celebrity Cruises. We consider it a testament to our Company and our leadership team that our deep bench of internal talent was able to step into these vital positions.

Our NEOs for the fiscal year ended December 31, 2014 are set forth below.

Name	Title
Richard D. Fain	Chairman & Chief Executive Officer
Jason T. Liberty	Chief Financial Officer
Adam M. Goldstein	President and Chief Operating Officer
Michael W. Bayley	President and Chief Executive Officer, Royal Caribbean International
Harri U. Kulovaara	Executive Vice President, Maritime

Executive Compensation Philosophy

We adhere to a pay-for-performance philosophy. In line with this philosophy, we have designed our compensation programs to support three main goals:

•	align the interests of our executives with the interests of our shareholders;

•	recruit, retain, and motivate an elite management team; and

•	reward positive contributions to both short-term and long-term corporate performance.

We provide compensation to our executives consisting of three principal elements: base salary, performance-based annual incentive bonus and equity awards. The objectives and key features of each pay element are described below.

Base Salary

Objectives

The Compensation Committee sets salaries to provide a level of steady income in line with expertise, experience, tenure, performance, potential and scope of responsibility.

Key Features

• Base salaries are set annually by the Compensation Committee and targeted to market

• Standard market movement increases, when appropriate, are provided based on merit

• More meaningful salary increases are only provided based on promotion or market competitiveness

Annual Incentive Bonus

Objectives

The Compensation Committee structures the Executive Bonus Plan to focus executives on annual financial and operational performance enabling them to better manage the cyclical nature of our business and to reward executives for performance relative to our short-term goals and initiatives.

Key Features

• The target bonus for each NEO is set by the Compensation Committee early in the year and targeted to market

• For Chairman & CEO - payout on 100% of target determined by Company performance against financial and operational/strategic metrics established early in the year

• For other NEOs - payout on two-thirds of target determined by Company performance against financial and operational/strategic metrics established early in the year; payout on remaining one-third determined based on individual performance

Equity Awards – In General

Objectives

The Compensation Committee structures equity awards to align each executive’s risk and investment decisions with shareholder interests, rewarding the achievement of long-term goals and focusing executives on total shareholder return. The Compensation Committee also believes that long-term equity awards promote stability and corporate loyalty among our executives.

Key Features

• The equity award for each NEO is targeted to market; the actual long-term value realized will adjust upward or downward based on Company and stock price performance

• Allocation of awards (based on grant date award fair value):

•       50% performance shares

•       50% time-based restricted stock units

• Allocation for the Chairman & CEO for 2015 will be approximately 55% performance shares and 45% restricted stock units

Performance Shares

Key Features

• Performance shares reward executives only if specified financial performance measures are met

• Subject to performance measures, shares generally vest three years after grant date

• Actual payout ranges from 0% to 200% of target award opportunity amount

• For 2014, payout based on achievement of 2014 ROIC goals

• For 2015, payout will be based on 2017 ROIC and 2017 EPS achievement. Payout at 100% of target if 2017 EPS equals $6.78 (2x 2014 Adjusted EPS) and 2017 ROIC equals 10%.

Time-Based Restricted Stock Units	Key Features • Generally vest in four equal annual installments, starting on the first anniversary of the grant date

Our commitment to performance-based compensation is illustrated by the following pie charts, which show the mix of each compensation component at target levels for our Chairman & CEO and for our other NEOs for 2014. In December 2014, in addition to our typical on-cycle long-term equity awards, we provided special one-time equity grants to our NEOs. See “Long-Term Incentive Awards—CEO One-Time Performance Based Equity Award and Long-Term Incentive Awards—Other One-Time Awards” below for further information. The discussion of target compensation herein does not include these one-time grants unless otherwise indicated.

The percentages in the foregoing chart for the other NEOs represent a weighted average of each element of compensation for such officers.

Market Comparison Group

The process of making compensation decisions begins with establishing a Market Comparison Group. Our Market Comparison Group is the foundation of our annual compensation review and is used to help guide the Compensation Committee’s decisions regarding competitive pay levels and design architecture.

Although we strive for consistency, the companies that comprise our Market Comparison Group are reviewed and approved annually by the Compensation Committee using the following criteria:

•	Availability of public information — company is publicly-traded and compensation data is available in public filings

•	Relevant industry group — company included in at least one of ten leisure and tourism industry groups
•	Equivalent revenue — companies within 0.5 to 2 times our revenue

•	Similar business strategy — includes companies falling under hotels and motels, leisure time, leisure products and resort industry categories

•	Global Footprint – includes companies with significant operations outside of the United States

•	Historical precedent — companies included in the prior year’s Market Comparison Group

For 2014 compensation decisions, our Compensation Committee relied on the review of our Market Comparison Group approved in September 2013. To ensure the continued applicability and relevance of our Market Comparison Group, we made minor changes in September 2013 (in relation to 2014 compensation) as shown below.

Market Comparison Group Selection Criteria

Company	Public Information	Relevant Industry Group	Equivalent Revenue	Similar Business Strategy	Global Footprint	Historical Precedent
Alaska Air Group, Inc.	Yes	✓	✓			✓
Brunswick Corp.	Yes	✓			✓	✓
Caesars Entertainment Corp.	Yes	✓	✓	✓	✓	✓
Carnival Corp.	Yes	✓	✓	✓	✓	✓
Darden Restaurants, Inc.	Yes	✓	✓			✓
Expedia Inc.	Yes	✓	✓		✓	✓
Hertz Global Holdings Inc.	Yes	✓	✓		✓	✓
JetBlue Airways Corporation	Yes	✓	✓			✓
Las Vegas Sands Corp.	Yes	✓	✓	✓	✓	✓
Mariott International Inc.	Yes	✓		✓	✓	✓
MGM Resorts International	Yes	✓	✓	✓	✓	✓
Norwegian Cruise Line Holdings Ltd.	Yes	✓		✓	✓
The Priceline Group Inc.	Yes	✓	✓		✓	✓
Skywest, Inc.	Yes	✓	✓			✓
Southwest Airlines Co.	Yes	✓				✓
Starbucks Corp.	Yes	✓	✓		✓	✓
Starwood Hotels & Resorts Worldwide, Inc.	Yes	✓	✓	✓	✓	✓
US Airways Group, Inc.	Yes	✓	✓		✓	✓
Wyndham Worldwide Corp.	Yes	✓	✓	✓	✓	✓

Company added to 2014 Market Comparison Group
Company removed from 2014 Market Comparison Group

In September 2014, the Compensation Committee approved further enhancements to our Market Comparison Group to be used for purposes of 2015 compensation decisions. We excluded Brunswick Corp. and Skywest, Inc. due to business model and relevant size criteria and added Avis Budget Group, Inc.

Elements of the 2014 Executive Compensation Program

Base Salary

Base salaries comprise on average less than one-third of the total target compensation for our NEOs. However, base salaries are an important element of pay. The Compensation Committee seeks to pay each NEO a level of fixed compensation that competitively reflects the scope of responsibility.

The primary considerations used in adjusting base salary levels include each NEOs:

Base salary increases for our Named Executive Officers largely reflect significant changes to roles and responsibilities; our Chairman & CEO did not receive a base salary increase

•	alignment with the market;

•	scope of responsibilities;

•	expertise and experience;

•	tenure with the organization; and

•	performance and potential to further our business objectives.

The Compensation Committee generally reviews salaries in the early part of each year and, if appropriate, adjusts them to reflect changes in such considerations and to respond to market conditions and competitive pressures.

The table below summarizes the 2014 base salary increases for our NEOs. For 2014, increases for Messrs. Goldstein and Kulovaara were in line with our overall merit increase budget of 3%. Increases for Messrs. Liberty and Bayley were to reflect their new roles and responsibilities and ensure alignment to the market. Our Chairman & CEO did not receive a base salary increase.

	Base Salary
Name	2013	2014	Percent Change
Richard D. Fain	$1,000,000	$1,000,000	0%
Jason T. Liberty	$400,000	$450,000	12.5%
Adam M. Goldstein	$775,000	$800,000	3.2%
Michael W. Bayley(1)	$575,000	$650,000	13.0%
Harri U. Kulovaara	$520,000	$535,600	3.0%

(1)

The 2014 base salary included for Mr. Bayley reflects his base salary following his promotion to President & CEO of Royal Caribbean International in December 2014. The base salary reported in the Summary Compensation Table includes the actual amounts paid to Mr. Bayley as base salary during 2014, including both before and after his December 2014 promotion.

Performance Based Annual Incentive

The opportunity for annual performance-based incentive payments under our Executive Bonus Plan comprises on average approximately 29% of the total target compensation for our NEOs and is designed to reward our executives for the achievement of the Company’s short-term financial and strategic goals and, in most instances, recognize individual contributions.

Prior to the beginning of each year, our operating plan for that year, which takes into account our anticipated performance, our growth and profitability objectives as well as the economic climate, is prepared by management and approved by the Board. Based on this plan, we set pre-established goals for the year that will determine bonus payout levels once our financial and operational performance is evaluated and confirmed following the end of the year.

Based on the financial and operational performance of our Company and cruise brands, actual annual incentives were generally paid above target for our NEOs and ranged from 118% to 132% of target

For 2014, the Compensation Committee established the following framework for the Executive Bonus Plan; this framework was generally consistent with prior years:

Target Annual Incentives:

The annual target performance-based incentive for each NEO is expressed as a percentage of base salary. In establishing the target percentage, the Compensation Committee takes into account the role and level of each executive and competitiveness with our Market Comparison Group.

In 2014, the target annual incentive was increased for Mr. Liberty to further reflect the market for the Chief Financial Officer role. The following table shows the 2013 and 2014 bonus targets of each NEO.

Name	2013 Bonus Target (% of base salary)	2014 Bonus Target (% of base salary)
Richard D. Fain	190%	190%
Jason T. Liberty	75%	90%
Adam M. Goldstein	130%	130%
Michael W. Bayley	100%	100%
Harri U. Kulovaara	70%	70%

Metrics and Weighting:

The performance-based annual incentive for each NEO is comprised of up to three award components, as applicable to each NEO: Corporate, Brand and Individual performance. The Compensation Committee assigns a specific weight to each of these components based on the executive’s role and his or her ability to influence the outcomes.

For 2014, both the Corporate and Brand bonus components were further divided into two subcomponents: financial (EPS for Corporate and brand-specific operating income for Brand) and key performance indicators (KPIs) as described in more detail below. As in 2013, financial results continued to be the predominant measure of both Corporate and Brand performance, comprising two-thirds of the bonus opportunity within each component. The following table shows the applicable measures and weights for each NEO.

	Award Components
	Corporate		Brand
Name	Financial	KPIs	Financial	KPIs	Individual
Richard D. Fain	66.7%	33.3%	—	—	—
Jason T. Liberty	44.5%	22.2%	—	—	33.3%
Adam M. Goldstein	44.5%	22.2%	—	—	33.3%
Michael W. Bayley(1)	22.3%	11.1%	22.2%	11.1%	33.3%
Harri U. Kulovaara	44.5%	22.2%	—	—	33.3%

(1)	Brand performance for Mr. Bayley for 2013 and 2014 was based on Celebrity Cruises.

In February of each year, the Compensation Committee approves the Corporate and Brand performance targets for the upcoming year. For Corporate and Brand financial and KPI performance, performance level funding ranges from 0% to 300% at maximum. Performance level funding for the Individual component ranges from 0% to 200% at maximum.

Corporate and Brand Financial Measurement:

In 2014, the Compensation Committee approved the Corporate and Brand financial measure as EPS for Corporate and operating income for the Brand component.

Target EPS for 2014 was $3.30, the mid-point of the earnings guidance we announced in January 2014. In January 2015, we announced Adjusted EPS of $3.39 for 2014. See Annex A for more detail regarding the reconciliation of non-GAAP and GAAP measures presented regarding Adjusted EPS. In determining the funding level for the EPS component for purposes of 2014 bonuses, consistent with the terms of the Executive Bonus Plan, we reduced Adjusted EPS by $0.03 per share in order to account for price variances in all fuel types from prices used in the January 2014 earnings guidance, net of the effects of fuel derivatives. This adjustment avoids penalizing or benefiting management for fluctuations in fuel prices but still takes into account management’s performance on energy consumption.

This resulting amount of $3.36 per share yielded a funding level of 112.0% for the Corporate EPS component.

In February 2015, the Compensation Committee approved the Corporate and Brand financial measure for the 2015 annual incentive bonus which, consistent with 2014, is EPS for the Corporate component and brand-specific operating income for the Brand component. The target EPS for the Corporate component for 2015 is $4.75, the mid-point of the earnings guidance we announced in January 2015.

Corporate and Brand KPI Measurement:

For both the Corporate and Brand KPI measure, the following six key performance indicators (KPIs) are used, with equal weighting assigned to each:

KPI	Description
Net Revenue Yield	Represents net revenues per available passenger cruise day, which we believe to be the most relevant measure of our pricing performance*
Net Cruise Costs excluding fuel

Represents gross cruise costs excluding commission, transportation and other expenses, which we believe to be the most relevant indicator of our ability to control costs in a manner that positively impacts income*

Guest Satisfaction	Represents results of surveys measuring customer satisfaction with their most recent cruise, his or her intent to cruise again with us and his or her willingness to recommend others cruise with us
Employee Engagement

Represents results of shoreside and shipboard employee surveys measuring both employee satisfaction and employee engagement, which is defined as the tendency of employees to exert discretionary effort for the benefit of the Company

Safety, Security, Health and Environmental Stewardship

Represents various metrics of safety, security, environment and health performance, which we believe are key to our extremely high safety and security standards and our goal of being a good steward of the environmental resources we manage

Customer Centricity	Represents various metrics of our ability to engage with both new and repeat guests through a variety of media platforms and loyalty programs

*

When determining KPI results for our financial metric KPIs (Net Revenue Yield and Net Cruise Costs excluding fuel), we may, in certain circumstances, exclude from the calculation certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.

In February of each year, the Compensation Committee approves the Corporate and Brand performance targets for the upcoming year. For Corporate and Brand KPI performance, performance level funding ranges from 0% to 300% at maximum. For 2014, our overall KPI percentage across our six KPIs was 131%.

Individual Measurement:

The Individual performance component of our Executive Bonus Plan award is intended to reward managerial decision making, behavioral interaction and overall contribution. With the exception of Mr. Fain, all other NEOs have an Individual performance component. In determining the funding level of this component, the Compensation Committee considered the recommendation of Mr. Fain, including each NEO’s achievement of his individual goals and overall contribution to our successful growth, how each one directed their area of responsibility to meet challenges in the market and the results of specific projects they were responsible for during the year.

Actual 2014 Performance-Based Annual Incentive Payout

Based on the above performance results, the following table shows the 2014 performance-based annual incentive payout as a percentage of target for each bonus award component:

	2014 Actual Funding Levels by Component (as a % of target)				Total Funding Level (as a % of target)
Name	Corporate	Brand		Individual
Richard D. Fain	118.2%	n/a		n/a	118.2%
Jason T. Liberty	118.2%	n/a		140%	125.5%
Adam M. Goldstein	118.2%	n/a		130%	122.1%
Michael W. Bayley	118.2%	139.2	%(1)	140%	132.5%
Harri U. Kulovaara	118.2%	n/a		150%	128.8%

(1)	Operating Income and KPI performance for the Celebrity Cruises brand generated a funding level of 138% and 142%, respectively.

In addition to his award under the Executive Bonus Plan, the Compensation Committee awarded Mr. Kulovaara a special performance bonus of $300,000 for the delivery of two new ships in 2014: Quantum of the Seas and Mein Schiff 3. This success also contributed to Mr. Kulovaara’s individual component performance.

The following table shows each NEO’s target and actual Bonus award for 2014. The 2014 actual Bonus awards for all of our NEOs were above target, reflecting the Company’s strong results and our pay for performance philosophy.

	2014 Target Payout	Actual 2014 Annual Incentive Plan Payout by Component			Actual Total 2014 Payout		Actual Total 2013 Payout
Name		Corporate	Brand	Individual
Richard D. Fain	$1,900,000	$2,246,222	n/a	n/a	$2,246,222		$2,083,629
Jason T. Liberty	$405,000	$319,216	n/a	$188,981	$508,197		$364,324
Adam M. Goldstein	$1,040,000	$819,715	n/a	$450,622	$1,270,337		$1,023,161
Michael W. Bayley	$650,000	$256,199	$301,498	$303,303	$861,000		$658,891
Harri U. Kulovaara	$374,920	$295,507	n/a	$187,441	$782,949	(1)	$585,980	(1)

(1)

Includes a $300,000 and $150,000 bonus received by Mr. Kulovaara in 2014 and 2013, respectively, in recognition of his efforts in connection with the delivery of two new ships in 2014 and one new ship in 2013.

2015 Special Incentive Bonus

In addition to our traditional performance-based annual incentive program, we implemented in July 2014 a special one-time cash bonus opportunity for 2015 for bonus eligible employees, excluding our Chairman & CEO. In line with our Double-Double program goals, this special bonus is designed to motivate and to financially incentivize employees to achieve outsized growth in 2015 revenues. Under this program, payouts can range from 0 to 100% of the target bonus under our traditional program. The program is designed to motivate employees to achieve revenue yields substantially above those expected at the time the program was adopted. There will not be any payouts under this program unless our 2015 revenue yield growth exceeds 3.0% and the top level bonuses are only paid if yield growth reaches 7.0%.

Long-Term Incentive Awards

Our long-term incentive award program is the most significant element of our overall compensation program and comprises on average over 48% of target total compensation for our NEOs. We structure our long-term program to align with shareholder interests, reward the achievement of long-term goals and promote stability and corporate loyalty among the executives.

Each February, the Compensation Committee determines the target equity award value to be delivered to each NEO. In 2014, our long-term incentive awards were comprised of 50% performance shares and 50% time-based restricted stock units (RSUs). The Compensation Committee believes that the use of both performance shares and RSUs is consistent with competitive market practice and that the 50/50 allocation effectively and efficiently balances performance and retention objectives.

In determining the appropriate long-term incentive award value, the Compensation Committee considers:

•	the compensation paid to comparable executives in the Market Comparison Group;

•	a review of other elements of compensation; and

•	the NEO’s contribution to the overall results of the Company.

While we strive to deliver target long-term incentive awards at market, our award levels are generally slightly below the market median. To achieve the desired level of competitiveness, the Compensation Committee has been gradually increasing the target award values. In 2014, changes to long-term incentive targets were also made for selected NEOs to reflect their new positions. The table below sets forth the 2013 and 2014 equity award values for the NEOs and the allocation of the 2014 equity awards between RSUs and performance shares as approved by the Compensation Committee.

	Normal Cycle Long-Term Incentive Awards
Name	2013 Grant Values		2014 Grant Values	2014 Allocation	% Change
Richard D. Fain	$3,500,000		$3,750,000	50% RSUs, 50% performance shares	7%
Jason T. Liberty	$387,500	(1)	$550,000	50% RSUs, 50% performance shares	42%
Adam M. Goldstein	$1,450,000		$1,450,000	50% RSUs, 50% performance shares	0%
Michael W. Bayley	$800,000		$1,000,000	50% RSUs, 50% performance shares	25%
Harri U. Kulovaara	$500,000		$500,000	50% RSUs, 50% performance shares	0%

(1)	Includes a $300,000 grant of RSUs and performance shares received in February 2014 and an additional $87,500 of RSUs upon his promotion to CFO in May 2013.

RSU Vesting Schedule

To promote retention (and except as provided in connection with our Vesting into Retirement Policy), the RSUs vest in equal annual installments over a four year period commencing on the first anniversary date of the grant. As the RSU awards are inherently tied to the performance of our common stock, we consider a vesting schedule based on continued service appropriate to provide both a retention and performance incentive.

Performance Share Plan Mechanics and Results

As outlined above, 50% of each NEO’s target equity award for 2014 consisted of performance shares. For this portion of the award, the NEO receives an award on the grant date expressed as a target number of performance shares based upon the fair market value of our common stock on such date. The actual number of shares ultimately delivered to the executive in settlement of the award ranges from 0% to 200% of target based on our performance results with regards to the predetermined metric or metrics across the measurement period of one year. To receive the shares in settlement of this award, the executive must generally remain employed through the settlement date of the award, which (except as provided in connection with our Vesting into Retirement Policy (see “Equity Grant Practices” below for further information)) is three years after the grant date (i.e. two years after the measurement date).

For 2014, the Compensation Committee approved an ROIC measure for the performance shares as we believe ROIC is highly aligned to long-term performance. For purposes of the performance shares, ROIC is defined as “Operating Profit” divided by “Invested Capital.”

To calculate “Operating Profit” we use operating income minus tax, adding the earnings (or subtracting the loss) from our equity investments in which we hold 50% or less of the equity. This gives a more accurate reflection of our performance because the gain or loss on these investments would not otherwise be recognized in operating income but the capital involved in these investments would be included in invested capital. In addition, we adjust “Operating Profit” to account for fuel price variances from those prices used in determining our target metric, net of the effects of fuel derivatives.

“Invested Capital” is calculated based on the average amount of invested capital in the previous five quarters. “Invested Capital” for any quarter is determined by subtracting “Excess Cash” (cash in excess of the minimum amount necessary to operate our business) and non-interest bearing current liabilities (“NIBCL”) from total assets as of the end of such quarter.

The resulting definition of ROIC for purposes of 2014 performance share awards is:

(Operating Income) — (Tax) + (Earnings From Equity Investments)

Recent 5-Quarter Average of [(Total Assets) — (Excess Cash) — (NIBCL)]

Our ROIC target for 2014 was 5.75%, and 2014 ROIC came in at 5.92%, which yielded a payout level of 119% on the performance shares. 2014 ROIC reflects a 15% improvement in Operating Profit and 0.5% decrease in Invested Capital as compared to 2013. This puts us solidly on track for our Double-Double Program goal of increasing ROIC to double digits by 2017, with ROIC in 2015 targeted to increase to 7.46%.

CEO One-Time Performance-Based Equity Award

To reflect the Chairman & CEO’s outstanding leadership in delivering exceptional results for 2014 and in recognition of the completion of the quarterly vesting of the special award provided to him in 1994 (see “—Other Elements of Compensation” below for further information), in December 2014, Mr. Fain was granted a one-time performance-based equity award with a grant date target value of $5,000,000. The actual number of shares ultimately delivered to Mr. Fain in settlement of the award will range from 0% to 200% of target based on the Company’s 2015 ROIC performance. Target is equal to 7.46%, which corresponds to 2015 guidance. The shares issued in settlement of the award will be subject to restrictions on transfer until December 2017, the third anniversary of the grant date.

Other One-Time Awards

In December 2014, we awarded our other NEOs a one-time equity award in the form of restricted stock units that will vest 100% on the third anniversary of the grant date. These awards were granted to reflect the contribution of each officer to our outstanding performance in 2014 and to foster retention as we recognize the important contribution that each will make to our Company in the future. The grant date award values are shown in the table below.

Name	Grant-Date Value of One-Time Equity Awards
Jason T. Liberty	$ 750,000
Adam M. Goldstein	$1,500,000
Michael W. Bayley	$2,000,000
Harri U. Kulovaara	$1,000,000

Equity Grant Practices

The Compensation Committee generally grants annual equity awards to NEOs and other members of management at the first Compensation Committee meeting of the calendar year, usually held in February. Equity awards may be granted outside of the annual grant cycle in connection with events such as hiring, promotion or, in the case of our December 2014 grants described above, extraordinary performance.

Calculation of Equity Awards: To determine the number of RSUs or performance shares awarded, the total grant value is multiplied by the RSU or performance share target allocation and then divided by the fair market value of our common stock as of the grant date. Our equity plan defines fair market value of a share of our common stock as the average of the high and low sale prices of our common stock on the NYSE on the grant date.

Share Limits: The maximum number of shares underlying awards that may be granted to a participant in any calendar year is 500,000 shares.

Clawback Policy: For awards of performance shares, the Company has adopted a “clawback” policy applicable to the award recipients, including the NEOs. For awards prior to 2015, if, prior to the performance shares’ vesting date, the Company is required to restate its financial results for the award performance period (for example, a restatement of 2014 financials with respect to the 2014 awards) in a manner that would have adversely affected the number of performance shares subject to the award, the Compensation Committee may adjust the number of performance shares subject to the award to reflect the number of performance shares that would have been payable under the restated financial statements, as determined by the Compensation Committee. We modified the policy in 2015 to extend the compensation recoupment period to two years following the end of the three year performance period (for example, the recoupment period will extend to December 31, 2019 for the grants made in February 2015).

Vesting into Retirement Policy: Starting with grants made in 2014, certain of our executives may be eligible for accelerated vesting of applicable long-term equity awards under our new “Vesting into Retirement” policy. In recognition that different motivations and considerations prevail for officers approaching retirement, awards granted to senior executives who are at least 62 years of age and who have been employed by the Company for at least 15 years will, subject to such officer’s continued employment as of such date, vest:

•	with respect to RSUs, on the later of the first anniversary of the grant date and the first anniversary of the date that the officer meets both the age and service criteria; and

•

with respect to performance shares, on the latest of the first anniversary of the grant date, the first anniversary of the date the officer meets both the age and service criteria and the date the Compensation Committee determines performance payouts with respect to the award.

In order to maintain an alignment of interest with our shareholders, these awards, although vested, will be subject to restrictions on transfer that will lift over a four-year period for the RSUs and over a three-year period for the performance shares (mirroring the typical vesting schedule for these awards).

Stock Ownership Guidelines

We recognize the importance of aligning our management’s interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our officers. Under these guidelines, which were increased in February 2014 in an effort to align with the highest market standards, the NEOs are expected to accumulate over a period of time Company stock having a fair market value equal to the multiples of their base salaries as shown in the table below. For purposes of determining compliance with the guidelines, officers are permitted to include derivative forms of Company equity, such as unvested and vested stock options and restricted stock units, but are not permitted to include any unvested performance shares prior to the time that the actual number of performance shares subject to the grant has been determined following the performance period. In 2015, the guidelines were amended to require that officers retain at least 50% of the net after-tax shares received upon the vesting and exercise of equity incentive awards until their target ownership is reached. The following table sets forth the current stock ownership guideline requirement for the NEOs:

Name	Stock Ownership Guideline (as a multiple of base salary)
Richard D. Fain	8 times
Jason T. Liberty	5 times
Adam M. Goldstein	5 times
Michael W. Bayley	5 times
Harri U. Kulovaara	5 times

Other Elements of Compensation

In an effort to offer our employees a competitive remuneration package, we provide them with certain retirement, medical and welfare benefits, including a qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). The NEOs are eligible to participate and/or receive such benefits on a basis commensurate with that of other employees.

Effective January 1, 2009, as a result of the implementation of Section 457A of the U.S. Internal Revenue Code, all of our non-qualified deferred compensation plans were amended to not allow for any new contributions and to provide for the distribution of vested amounts deferred under such plan prior to January 1, 2009 on or prior to December 31, 2017. In addition, since January 1, 2009, as a result of Section 457A, in lieu of contributions to the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”), each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. Amounts earned in 2014 in lieu of the SERP benefit are disclosed in the Summary Compensation Table — All Other Compensation column, as further detailed in the “2014 All Other Compensation Table.”

In 1994, we granted to Mr. Fain an award of common stock, issuable in quarterly installments of 10,086 shares until the earlier of the termination of his employment or June 2014. This grant was intended to give Mr. Fain a wealth accumulation opportunity commensurate with that of similarly situated executives in other companies and to more closely link his long-term interests to those of shareholders. Vesting of this award was completed on June 30, 2014.

We also offer the NEOs certain perquisites which include: Company paid automobile leases, club membership dues, discounts on Company cruises, annual executive physicals and travel expenses for guests accompanying executives on business travel. Our NEOs also receive life insurance coverage equal to five times their annual base salary.

Severance

We have entered into Employment Agreements with each of the NEOs. These agreements provide for severance benefits in connection with various termination of employment scenarios, which are discussed in this proxy statement under the heading “Employment Agreements.”

We currently do not provide enhanced severance benefits if termination should follow a change-in-control of the Company. However, the Compensation Committee may, in its discretion, accelerate the vesting of long-term incentive awards in connection with a change-in-control, and the vesting of long-term incentive awards will occur automatically in the event of a qualifying termination within 18 months following a change-in-control.

Impact of Tax

Our 2008 Equity Plan complies with the requirements for “qualified performance-based compensation” under Section 162(m) of the U.S. Internal Revenue Code. To maintain flexibility, the Compensation Committee has the discretion to grant awards under the 2008 Equity Plan that are intended to qualify as “performance-based” compensation and to grant awards that are not intended to meet these requirements.

Our Executive Bonus Plan does not comply with Section 162(m), as it would require our Executive Bonus Plan awards to be entirely formulaic and not allow for any discretion in determining individual performance. We believe our Executive Bonus Plan is closely aligned to Company performance and also appropriately rewards our executives for their individual contributions to the Company’s success. Although our Executive Bonus Plan is subject to the deduction limitations under Section 162(m) with respect to our U.S. income, the financial impact of these limitations is immaterial.

Governance and Process

Our executive compensation program is overseen by the Compensation Committee of our Board. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Compensation Committee members are selected based on a variety of factors, including their knowledge and experience in compensation matters.

As provided for in the Compensation Committee Charter, the Compensation Committee has retained Towers Watson as its independent compensation consultant. The Compensation Committee has asked Towers Watson to regularly provide independent advice on the following:

•	the composition of our Market Comparison Group;

•	our compensation plan risk;

•	current trends in executive and director compensation design; and

•	the overall levels of compensation and types and blend of various compensation elements.

Towers Watson has direct access to the Compensation Committee’s members and advises them regarding matters for which the Compensation Committee is responsible. Within this framework, Towers Watson has been instructed to work collaboratively with management, including our Chairman & CEO and our Vice President, Human Resources Total Rewards and his staff to gain an understanding of our business and compensation programs to help Towers Watson advise the Compensation Committee. In addition, Towers Watson also regularly confers with our senior management and human resources department to collect, analyze and present data requested by the Compensation Committee. In 2014, the fees for any additional services provided by Towers Watson to the Company did not exceed $120,000.

The Compensation Committee has assessed the independence of Towers Watson and concluded that no conflict of interest exists that would prevent Towers Watson from independently advising the Compensation Committee.

For each NEO other than the Chairman & CEO, the Compensation Committee consults with and receives the recommendation of the Chairman & CEO, but the Compensation Committee is ultimately responsible for determining whether to accept such recommendations. For the compensation related to the Chairman & CEO, the Compensation Committee meets in executive session and considers the opinion of Towers Watson as well as other criteria identified in this Compensation Discussion & Analysis.

Report of the Compensation Committee

The Compensation Committee of the Board of Royal Caribbean Cruises Ltd. has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2014 and this proxy statement.

THE COMPENSATION COMMITTEE

Bernt Reitan, Chairman

Bernard W. Aronson

John F. Brock

Ann S. Moore

Vagn O. Sørensen

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding the compensation to our NEOs for the year ended December 31, 2014.

	2014 Summary Compensation Table
						Stock Awards(2)(3)
Name and Principal Position	Year	Salary		Bonus(1)		On-Cycle Stock Awards			One-Time Stock Awards	Non-Equity Incentive Plan Compensation			Change in Pension Value and NQDC Earnings(5)		All Other Compensation (6)(7)		Total
Richard D. Fain	2014		$1,000,000		—		$3,673,186		$4,923,759		$2,246,222			$56,611		$114,100		$12,013,878
Chairman & Chief Executive Officer	2013 2012	$ $	1,000,000 1,000,000		— —	$ $	3,371,587 3,249,996		— —	$ $	2,083,629 1,896,200	(4)	$ $	250,089 125,693	$ $	127,858 125,805	$ $	6,833,163 6,397,694
Jason T. Liberty	2014		$444,231		—		$519,248		$716,111		$508,197			$6,393		$79,563		$2,273,743
Chief Financial Officer	2013		$380,019		—		$373,728	(8)	—		$364,324			$25,741		$77,676		$1,221,488
Adam M. Goldstein	2014		$797,115		—		$1,368,945		$1,432,147		$1,270,337			$31,295		$110,514		$5,010,353
President and Chief Operating Officer	2013 2012	$ $	771,154 750,000		— —	$ $	1,396,798 1,450,029		— —	$ $	1,023,161 906,659		$ $	136,730 67,797	$ $	97,793 99,171	$ $	3,425,636 3,273,656
Michael W. Bayley	2014		$598,846		—		$944,096		$1,909,604		$861,000			$15,897		$79,207		$4,408,650
President and CEO, RCI	2013 2012	$ $	575,000 533,473		— —	$ $	770,630 499,983	(9)	— —	$ $	658,891 553,861		$ $	67,786 32,585	$ $	101,625 90,528	$ $	2,173,932 1,710,430
Harri U. Kulovaara	2014		$533,800		$300,000		$489,796		$954,764		$482,949			$42,097		$71,463		$2,874,869
Executive Vice President, Maritime	2013 2012	$ $	516,923 500,000	$ $	150,000 150,000	$ $	481,635 450,007		— —	$ $	435,980 357,064		$ $	181,416 91,009	$ $	80,241 69,242	$ $	1,846,195 1,617,322

(1)

We report annual Executive Short-Term Bonus Plan awards in the column titled “Non-Equity Incentive Plan Compensation”. For Mr. Kulovaara, the amount reported in this column reflects his bonus awarded in each year in recognition of his efforts in connection with our newbuild program.

(2)

The column titled “On-Cycle Stock Awards” reports the aggregate fair value of time-vested restricted stock unit awards and performance share awards issued to our named executive officers in 2014, 2013 and 2012, as applicable, calculated in accordance with the provisions of FASB ASC Topic 718. The restricted stock unit awards are reported at their grant date fair value. With respect to the performance shares, the “grant date” will not be determined until the performance period has been completed because of the discretion provided to the Compensation Committee to make adjustments to the payout levels. Therefore, the amount reported in the column represents the fair value of the award at the service inception date (i.e., the date the Compensation Committee authorized the award) based upon the then-probable outcome of the performance conditions (i.e., the target value of the awards). The following table reflects the components of such aggregate values for the “On-Cycle Stock Awards” for each of our named executive officers, as well as the service inception date fair value of the performance shares assuming that the highest level of performance conditions is achieved:

Name	Year	Time-Vested Restricted Stock Units	Performance Shares (at Target)	Performance Shares (at Maximum)
Richard D. Fain	2014	$1,836,593	$1,836,593	$3,673,186
	2013	$1,691,630	$1,679,957	$3,359,914
	2012	$1,624,998	$1,624,998	$3,249,996
Jason T. Liberty	2014	$261,039	$258,209	$516,418
	2013	$229,731	$143,997	$287,994
Adam M. Goldstein	2014	$688,203	$680,742	$1,361,484
	2013	$700,817	$695,981	$1,391,962
	2012	$725,015	$725,014	$1,450,028
Michael W. Bayley	2014	$474,621	$469,475	$938,950
	2013	$386,649	$383,981	$767,962
	2012	$299,997	$199,986	$399,972
Harri U. Kulovaara	2014	$244,898	$244,898	$489,796
	2013	$241,651	$239,984	$479,968
	2012	$225,004	$225,003	$450,006

The column titled “One-Time Stock Awards” reports the grant date fair value of the additional one-time, time-vested restricted stock unit awards granted in 2014 to Messrs. Liberty, Goldstein, Bayley and Kulovaara, and the additional one-time performance share award issued to Mr. Fain in 2014, in all cases, calculated in accordance with the provisions of FASB ASC Topic 718. The performance share award to Mr. Fain is reported based on its service inception date fair value and the then-probable outcome of the performance conditions (i.e., the target value of the award). Since Mr. Fain’s “One-Time Stock Award” is performance based, the final fair value of these performance shares can vary between 0 and 200% of the fair value at grant date (i.e., the date the Compensation Committee approves the payout level) depending on the Company’s actual performance. For the assumptions used in valuing the awards represented in the “On-Cycle Stock Awards” and “One-Time Stock Awards” columns for purposes of computing the applicable accounting expense, please see Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2014.

(3)

Does not include the 20,172 shares that were issued in 2014 and the 40,344 shares that were issued in each of 2013 and 2012 to Mr. Fain upon quarterly vesting of the 1994 grant in accordance with his employment agreement as described herein.

(4)

In 2013, Mr. Fain elected to donate $1 million of his annual incentive plan payout to the Fain Scholarship Fund, a charitable fund established in 1999 by Mr. Fain which offers educational scholarships for employees of Royal Caribbean and their families.

(5)

Each of the NEOs currently participates in the Royal Caribbean Cruises Ltd. et al. Retirement Plan. Prior to January 1, 2009, each of the NEOs participated in the Royal Caribbean Cruises Ltd. SERP, and certain of the NEOs participated in the Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan. In 2014, 2013 and 2012, certain of the NEOs continued to maintain a balance in the SERP and the Deferred Compensation Plan of amounts accrued prior to January 1, 2009. The aggregate above-market earnings on these Named Executive Officers’ holdings in these plans are listed under the column titled “Change in Pension Value and NQDC Earnings”. The above-market portion of earnings is calculated as the total earnings in the plan, less the earnings that would have been achieved under an annual growth rate equal to 120% of the applicable federal long-term rate at the end of each year.

(6)

Since January 1, 2009, in lieu of contributions to the SERP, each NEO receives, on an annual basis, a lump-sum cash payment of the benefits that would have been accrued under the SERP for services in a given year but for a change in tax laws. These annual lump-sum payments to the NEOs are included in “All Other Compensation” for such year. These amounts are taxable as ordinary income.

(7)	Please see the following table entitled “2014 All Other Compensation” for an itemized disclosure of this element of compensation.

(8)	The 2013 “On-Cycle Stock Award” for Mr. Liberty includes a grant of RSUs to Mr. Liberty upon his promotion to CFO in May 2013 with a grant date fair value of $84,733.

(9)	The 2012 “On-Cycle Stock Award” for Mr. Bayley includes a grant of RSUs to Mr. Bayley upon his promotion to President of Celebrity Cruises in August 2012 with a grant date fair value of $100,010.

	2014 All Other Compensation
	Perquisites		Benefits
Name	Auto Lease(1)	Other Perquisites(2)	Life Insurance Policies	Company Contributions to Qualified Deferred Compensation Plans(3)	Benefit Payouts(4)	Total
Richard D. Fain	—	—	$14,100	$26,000	$74,000	$114,100
Jason T. Liberty	$14,273	$24,644	$665	$23,400	$16,581	$79,563
Adam M. Goldstein	$15,093	$11,978	$3,731	$26,000	$53,712	$110,514
Michael W. Bayley	$16,971	—	$2,351	$26,000	$33,885	$79,207
Harri U. Kulovaara	$13,703	—	$4,380	$26,000	$27,380	$71,463

(1)	These amounts include payments or allowance for auto lease, maintenance and repairs, registration and insurance. In 2014, Mr. Fain voluntarily withdrew from our executive automobile leasing program.

(2)	Other perquisites include discounts on Company cruises and executive physicals.

(3)	Represent Company contributions to the Royal Caribbean Cruises Ltd. et al. Retirement Plan.

(4)

Represents amounts payable to the NEOs for service in 2014 in lieu of amounts that would have been contributed by the Company to the SERP but for the adoption of Section 457A of the Internal Revenue Code effective as of January 1, 2009.

Grants of Plan-Based Awards in 2014

The following table provides information for each of the NEOs regarding the range of awards potentially available for service in 2014 under our Executive Short-Term Bonus Plan and equity awards granted in 2014.

2014 Grants of Plan-Based Awards
								All Other Stock Awards: Number of Shares of Stocks or Units	Grant Date Fair Value of Stock Awards
	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard D. Fain	2014 2/5/14 2/5/14 12/12/14	— — — —	$1,900,000 — — —	$5,700,000 — — —	— 0 — 0	— 38,592 — 63,771	— 77,184 — 127,542	— — 38,592 —	$ $ $	— 1,836,593 1,836,593 4,923,759	(3) (4) (3)
Jason T. Liberty	2014 2/5/14 2/5/14 12/12/14	— — — —	$405,000 — — —	$1,080,000 — — —	— 0 — —	— 5,660 — —	— 11,320 — —	— — 5,660 9,566	$ $ $	— 258,209 261,039 716,111	(3) (4) (4)
Adam M. Goldstein	2014 2/5/14 2/5/14 12/12/14	— — — —	$1,040,000 — — —	$2,773,333 — — —	— 0 — —	— 14,922 — —	— 29,844 — —	— — 14,922 19,131	$ $ $	— 680,742 688,203 1,432,147	(3) (4) (4)
Michael W. Bayley	2014 2/5/14 2/5/14 12/12/14	— — — —	$650,000 — — —	$1,733,333 — — —	— 0 — —	— 10,291 — —	— 20,582 — —	— — 10,291 25,509	$ $ $	— 469,475 474,621 1,909,604	(3) (4) (4)
Harri U. Kulovaara	2014 2/5/14 2/5/14 12/12/14	— — — —	$374,920 — — —	$999,787 — — —	— 0 — —	— 5,146 — —	— 10,292 — —	— — 5,146 12,754	$ $ $	— 244,898 244,898 954,764	(3) (4) (4)

(1)	These values represent the target and maximum payouts under the Executive Short-Term Bonus Plan.

(2)

These amounts represent the threshold, target and maximum number of shares underlying the performance shares authorized by the Compensation Committee on the service inception date of February 5, 2014 and, in the case of Mr. Fain, December 12, 2014. The actual payout levels for the grants authorized on February 5, 2014 were set by the Compensation Committee on February 6, 2015 at 119% of target. The actual payout levels for the grant to Mr. Fain authorized on December 12, 2014 will be set by the Compensation Committee during the first quarter of 2016 based on our 2015 ROIC performance. Except to the extent accelerated under our Vesting into Retirement Policy, the performance shares vest in one installment on the third anniversary of the service inception date.

(3)

Under the applicable FASB ASC Topic 718 rules, the “grant date” will not be determined until the performance period has been completed because of the discretion provided to the Compensation Committee to make adjustments to the payout levels. Therefore, the amount reported in the table represents the fair value of the award at the service inception date (i.e. the date the Compensation Committee authorized the award) based upon the then-probable outcome of the performance conditions (i.e. the target value of the awards). See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2014, regarding assumptions underlying the valuation of these awards.

(4)

The grant date fair values of the equity awards are calculated in accordance with FASB ASC Topic 718. See Note 9 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2014, regarding assumptions underlying the valuation of these awards.

Employment Agreements

We have employment agreements with each of our NEOs. These agreements are intended to enhance the retention and motivation of these key employees and include provisions protecting the Company such as non-competition and non-solicitation clauses. The terms of the employment agreements are summarized below and apply uniformly to all of our NEOs.

Pursuant to each employment agreement, each NEO is entitled to receive an annual base salary, which may be increased, but not decreased, at any time during the term at our sole discretion. Each NEO is also eligible to participate in and receive awards, in our discretion, pursuant to any cash incentive compensation programs and any equity or long-term incentive plans on terms available to similarly situated executives of the Company.

Each NEO’s employment can be terminated by us or by them at any time. If we terminate a NEO’s employment without “cause” or if the NEO resigns for “good reason” (as both terms are defined in the employment agreement), he is entitled to (i) two times his then current base salary payable over the two-year period following termination, (ii) two times his “target” bonus under the annual Executive Short-Term Bonus Plan for the year in which he was terminated, generally payable in accordance with our normal bonus payment practices, (iii) continued payment of health and medical benefits for a period of two years commencing on the date of termination, or until such time that he commences employment with a new employer, whichever occurs first and (iv) payment of reasonable professional search fees relating to outplacement. At our sole discretion, each NEO is also eligible to receive a one-time lump-sum termination bonus to be paid two years after the date of termination in an amount not to exceed 50% of his base salary as of the date of termination. All of these payments are conditioned on the NEO completing a general release of claims for the benefit of the Company.

If the NEO’s employment is terminated as a result of the NEO’s death or disability, he, or his legal representative, is entitled to, within 60 days of the NEO’s death or disability (i) payment in a lump sum of compensation equal to two times his base salary in effect at the time of termination of employment, (ii) payment of the “target” bonus he would have been entitled to receive in each year during the two year period commencing on the date of termination under the annual Executive Short-Term Bonus Plan and (iii) any death or disability benefit, as applicable, provided in accordance with the terms of the Company’s employee benefit plans then in effect. If the NEO’s employment is terminated for cause, we have no obligation to provide severance payments, except for certain amounts that were earned and unpaid as of the date of termination or as required by law.

Any outstanding equity grants held by the NEO at the time of termination will be treated in the manner provided for in each equity grant. Please see further information regarding treatment of equity grants under the heading “Payment Upon Termination of Employment.”

Each NEO has agreed not to compete with the Company or its affiliates during the term of employment and for two years following termination of employment and to refrain from (i) employing the Company’s or its affiliates’ employees during this period or (ii) soliciting employees, consultants, lenders, suppliers or customers from discontinuing, modifying or reducing the extent of their relationship with the Company during such period. During the term of the Agreements and subsequent thereto, the NEOs agree not to disclose or use any confidential information.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table provides information on the holdings of stock options, RSUs and performance shares by the NEOs at December 31, 2014.

	Outstanding Equity Awards at 2014 Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options- Exercisable	Number of Securities Underlying Unexercised Options- Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested		Market Value of Shares or Units of Stock Held that Have Not Yet Vested(1)
Richard D. Fain	14,606	—		$47.93	2/10/15
	28,269	—		$44.41	2/6/16
	52,247	—		$45.30	2/1/17
	81,587	—		$38.31	2/11/18
	35,012	—		$25.16	2/8/20
	28,135	9,378	(2)	$46.18	2/8/21
						308,052	(3)	$25,392,726
Jason T. Liberty	—	1,442	(2)	$46.18	2/8/21
						36,093	(4)	$2,975,146
Adam M. Goldstein	—	4,184	(2)	$46.18	2/8/21
						121,092	(5)	$9,981,614
Michael W. Bayley	8,412	—		$38.31	2/11/18
	1,919	—		$28.90	9/3/18
	2,216	—		$7.27	2/10/19
	5,686	—		$25.16	2/8/20
	1,755	—		$31.24	5/18/20
	—	2,308	(2)	$46.18	2/8/21
						76,123	(6)	$6,274,819
Harri U. Kulovaara	—	2,597	(2)	$46.18	2/8/21
						45,908	(7)	$3,784,196

(1)

The market value of unvested stock awards is calculated as of December 31, 2014, as the number of shares underlying outstanding unvested RSUs and performance shares multiplied by the year end closing stock price of $82.43.

(2)	Unvested portion of option vested on February 8, 2015.

(3)

Includes (i) 13,195 RSUs which vested on February 8, 2015, (ii) 26,924 RSUs, one-half of which vested on February 15, 2015 and the remainder of which is scheduled to vest on February 15, 2016, (iii) 36,478 RSUs, one-third of which vested on February 8, 2015 and the remainder of which is scheduled to vest in equal installments on February 8, 2016 and February 8, 2017, (iv) 38,592 RSUs scheduled to vest on February 5, 2015, (v) 50,617 performance shares which vested on February 15, 2015, (vi) 39,883 performance shares scheduled to vest on February 8, 2016, (vii) 38,592 performance shares which vested on February 6, 2015 and (viii) 63,771 performance shares scheduled to vest on the date in 2016 when the Compensation Committee sets the actual payout level for purposes of such grant. The 38,592 performance shares which vested in 2015 and the 63,771 performance shares scheduled to vest in 2016 included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2014 and December 2014, respectively. In February 2015, the Compensation Committee set the actual payout level for the February 2014 grant of the 38,592 performance shares at 119% of target based on ROIC for the fiscal year ended December 31, 2014.

(4)

Includes (i) 676 RSUs which vested on February 8, 2015, (ii) 2,070 RSUs, one-half of which vested on February 15, 2015 and the remainder of which is scheduled to vest on February 15, 2016, (iii) 281 RSUs scheduled to vest in two equal installments on September 11, 2015 and September 11, 2016, (iv) 3,126 RSUs, one-third of which vested on February 8, 2015 and the remainder of which is scheduled to vest in equal installments on February 8, 2016 and February 8, 2017, (v) 1,743 RSUs scheduled to vest in three equal installments on May 20, 2015, May 20, 2016 and May 20, 2017, (vi) 5,660 RSUs, one-fourth of which vested on February 5, 2015 and the remainder of which is scheduled to vest in equal installments on February 5, 2016, February 5, 2017 and February 5, 2018, (vii) 9,566 RSUs scheduled to vest on December 12, 2017, (viii) 3,893 performance shares which vested on February 15, 2015, (ix) 3,418 performance shares scheduled to vest on February 8, 2016 and (x) 5,660 performance shares scheduled to vest on February 5, 2017. The performance shares scheduled to vest in 2017 included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2014. In February 2015, the Compensation Committee set the actual payout level at 119% of target based on ROIC for the fiscal year ended December 31, 2014.

(5)

Includes (i) 5,887 RSUs which vested on February 8, 2015, (ii) 12,012 RSUs, one-half of which vested on February 15, 2015 and the remainder of which is scheduled to vest on February 15, 2016, (iii) 15,112 RSUs one-third of which vested on February 8, 2015 and the remainder of which is scheduled to vest in equal installments on February 8, 2016 and February 8, 2017, (iv) 14,922 RSUs, one-fourth of which vested on February 5, 2015 and the remainder of which is scheduled to vest in equal installments on February 5, 2016, February 5, 2017 and February 5, 2018, (v) 19,131 RSUs scheduled to vest on December 12, 2017, (vi) 22,583 performance shares which vested on February 15, 2015, (vii) 16,523 performance shares scheduled to vest on February 8, 2016 and (viii) 14,922 performance shares scheduled to vest on February 5, 2017. The performance shares scheduled to vest in 2017 included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2014. In February 2015, the Compensation Committee set the actual payout level at 119% of target based on ROIC for the fiscal year ended December 31, 2014.

(6)

Includes (i) 1,082 RSUs which vested on February 8, 2015, (ii) 3,313 RSUs, one-half of which vested on February 15, 2015 and the remainder of which is scheduled to vest on February 15, 2016, (iii) 1,956 RSUs scheduled to vest in two equal installments on August 9, 2015 and August 9, 2016, (iv) 8,337 RSUs, one-third of which vested on February 8, 2015 and the remainder of which is scheduled to vest in equal installments on February 8, 2016 and February 8, 2017, (v) 10,291 RSUs, one-fourth of which vested on February 5, 2015 and the remainder of which is scheduled to vest in equal installments on February 5, 2016, February 5, 2017 and February 5, 2018, (vi) 25,509 RSUs scheduled to vest on December 12, 2017, (vii) 6,229 performance shares which vested on February 15, 2015, (viii) 9,115 performance shares scheduled to vest on February 8, 2016 and (ix) 10,291 performance shares scheduled to vest on February 5, 2017. The performance shares scheduled to vest in 2017 included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2014. In February 2015, the Compensation Committee set the actual payout level at 119% of target based on ROIC for the fiscal year ended December 31, 2014.

(7)

Includes (i) 1,218 RSUs which vested on February 8, 2015, (ii) 3,728 RSUs, one-half of which vested on February 15, 2015 and the remainder of which is scheduled to vest on February 15, 2016, (iii) 5,211 RSUs, one-third of which vested on February 8, 2015 and the remainder of which is scheduled to vest in equal installments on February 8, 2016 and February 8, 2017, (iv) 5,146 RSUs, one-fourth of which vested on February 5, 2015 and three-fourth of which vested on April 12, 2015, (v) 12,754 RSUs scheduled to vest on December 12, 2017, (vi) 7,008 performance shares which vested on February 15, 2015, (vii) 5,697 performance shares scheduled to vest on February 8, 2016 and (viii) 5,146 performance shares which vested on April 12, 2015. The performance shares which vested on April 12, 2015 included in the table represent the target number of performance shares authorized by the Compensation Committee in February 2014. In February 2015, the Compensation Committee set the actual payout level at 119% of target based on ROIC for the fiscal year ended December 31, 2014.

Option Exercises and Stock Vested in 2014

The following table provides information for the NEOs on stock option exercises and RSU vestings during 2014, including the number of shares acquired upon exercise or vesting and the value realized, before payment of any applicable withholding tax and broker commissions.

	Option Exercises and Stock Vested in 2014
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
Richard D. Fain	74,709	$3,109,221	83,210	(1)	$4,316,585
Jason T. Liberty	10,160	$174,675	4,720		$244,170
Adam M. Goldstein	103,197	$1,852,739	26,991		$1,374,633
Michael W. Bayley	66,603	$992,011	8,436		$438,430
Harri U. Kulovaara	139,733	$3,834,081	7,054		$359,691

(1)	This includes 20,172 shares that were issued in 2014 to Mr. Fain in accordance with his employment agreement as described herein.

2014 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans

	2014 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans
Name(1)	Plan Name	Executive Contribution in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Richard D. Fain	Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (“SERP”)	—	—	$28,522	(2)	—	$484,179
Jason T. Liberty	SERP	—	—	$818	(3)	—	$13,880
Harri U. Kulovaara	SERP	—	—	$21,099	(4)	—	$358,158
	Royal Caribbean Cruises Ltd. et al. Nonqualified Deferred Compensation Plan	—	—	$19,524	(5)	—	$265,230

(1)	All other NEOs have previously received distributions of the full amounts accrued under any such plans prior to 2009.

(2)	$13,531 of this amount, with respect to above-market earnings, is disclosed in the column titled “Change in Pension Value and NQDC Earnings” in the 2014 Summary Compensation Table.

(3)	$388 of this amount, with respect to above-market earnings, is disclosed in the column titled “Change in Pension Value and NQDC Earnings” in the 2014 Summary Compensation Table.

(4)	$10,009 of this amount, with respect to above-market earnings, is disclosed in the column titled “Change in Pension Value and NQDC Earnings” in the 2014 Summary Compensation Table.

(5)	$11,441 of this amount, with respect to above-market earnings, is disclosed in the column titled “Change in Pension Value and NQDC Earnings” in the 2014 Summary Compensation Table.

Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (the “SERP”).    The SERP was originally established as a nonqualified (unfunded), non-contributory plan established for a select group of executives or highly compensated employees subject to Internal Revenue Code limitations on the benefits they are able to accrue under the Royal Caribbean Cruises Ltd. et al. Retirement Plan, our qualified non-contributory profit-sharing retirement plan (the “Retirement Plan”). This plan was designed to provide the participants with the benefits lost under the Retirement Plan because of the application of Section 401(a)(17) of the Internal Revenue Code, using the same contribution percentage and vesting service as under the Retirement Plan. For 2014, based upon his years of service to the Company and but for the Section 401(a)(17) limitations, each NEO would have been entitled to a Company contribution to the Retirement Plan in an amount ranging from 9% to 10% of his base salary. Accordingly, as originally designed, the Company contribution to the SERP for each NEO during 2014 would have equaled the difference between the applicable percentage of his 2014 base salary and the IRS maximum compensation limit ($26,000) under the Retirement Plan for 2014. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, payment of amounts that would have been contributed to the SERP for each executive for services in a given year are made directly to the participant in the first quarter of the following year. These payments to the NEOs for 2014 are disclosed in the Summary Compensation Table — All Other Compensation column, as further detailed in the “2014 All Other Compensation Table.” The amounts reflected in the “2014 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans” table for the SERP reflect amounts accrued prior to January 1, 2009 but not yet distributed. These amounts must be distributed to participants, based upon their previously made election, on or before December 31, 2017.

Royal Caribbean Cruises Ltd. Nonqualified Deferred Compensation Plan (the “NDCP”).    The NDCP is a nonqualified voluntary deferred compensation plan that originally allowed for a select group of executives or highly compensated employees to defer up to 20% of their annual base salary. Additionally, the participants had the option to defer a portion of their performance-based annual incentive award provided the deferral was made in advance in accordance with IRS requirements. If the Company became insolvent, the assets in the NDCP would be held for the benefit of the Company’s general creditors. Following changes in U.S. tax laws affecting nonqualified deferred compensation plans for certain companies, including the Company, effective January 1, 2009, the NDCP was amended to prohibit participants from deferring compensation under such plan and to provide that all amounts deferred under the plan prior to January 1, 2009 be distributed to the participants on or before December 31, 2017. The amounts reflected in the “2014 Nonqualified Deferred Compensation and Nonqualified Defined Contribution Retirement Plans” table for the NDCP reflect amounts accrued prior to January 1, 2009 but not yet distributed.

Payments Upon Termination of Employment

The following table represents payments and benefits to which the NEOs would be entitled upon termination of their employment in accordance with their employment agreements and our equity plans and agreements. Termination of employment is assumed to occur, for purposes of this table, on December 31, 2014. The table does not include amounts a NEO would be entitled to without regard to the circumstances of termination, such as vested equity awards or accrued retirement benefits (if retirement eligible) and deferred compensation. Please see the “Outstanding Equity Awards at 2014 Fiscal Year End” and “2014 Nonqualified Deferred Compensation and Defined Contribution Retirement Plans” tables for more information. In most cases, the NEOs’ entitlements upon termination of employment are governed by their employment agreement with the Company. These arrangements are described under the heading “Employment Agreements.” In addition, the treatment of outstanding equity awards, which are unvested as the time of termination, are treated in accordance with the agreement and plan applicable for the particular award, as described below. We do not provide any cash payments in the event of a change in control absent an employment termination nor do we increase the amount of cash severance that would be due to a NEO in the event of his termination of employment in connection with a change in control.

	2014 Payments Upon Termination of Employment
		Termination Type
Name	Benefit	Voluntary Quit	Death or Disability	Termination w/o Cause or for Good Reason	Involuntary Termination for Cause	“Change of Control Termination”	Retirement
Richard D. Fain	Severance Payment	—	$2,000,000	$2,000,000	—	$2,000,000	—
	Settlement of Outstanding Annual Bonus Award	—	$3,800,000	$3,800,000	—	$3,800,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$339,953	—	—	$339,953	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$25,392,726	$2,908,069	—	$25,997,103	—
	Medical and Dental Benefits Continuation	—	—	$16,304	—	$16,304	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$31,532,679	$8,749,373	$0	$32,178,360	$0

Jason T. Liberty	Severance Payment	—	$900,000	$900,000	—	$900,000	—
	Settlement of Outstanding Annual Bonus Award	—	$810,000	$810,000	—	$810,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$52,273	—	—	$52,273	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$2,975,146	$230,886	—	$3,063,758	—
	Medical and Dental Benefits Continuation	—	—	$23,752	—	$23,752	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$4,737,418	$1,989,638	$0	$4,874,783	$0

Adam M. Goldstein	Severance Payment	—	$1,600,000	$1,600,000	—	$1,600,000	—
	Settlement of Outstanding Annual Bonus Award	—	$2,080,000	$2,080,000	—	$2,080,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$151,670	—	—	$151,670	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$9,981,614	$1,271,256	—	$10,215,303	—
	Medical and Dental Benefits Continuation	—	—	$23,752	—	$23,752	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$13,813,284	$5,000,008	$0	$14,095,725	$0

	2014 Payments Upon Termination of Employment
		Termination Type
Name	Benefit	Voluntary Quit	Death or Disability	Termination w/o Cause or for Good Reason	Involuntary Termination for Cause	“Change of Control Termination”	Retirement
Michael W. Bayley	Severance Payment	—	$1,300,000	$1,300,000	—	$1,300,000	—
	Settlement of Outstanding Annual Bonus Award	—	$1,300,000	$1,300,000	—	$1,300,000	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$83,665	—	—	$83,665	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$6,274,819	$444,566	—	$6,435,970	—
	Medical and Dental Benefits Continuation	—	—	$23,752	—	$23,752	—
	Outplacement Services	—	—	$25,000	—	$25,000	—

	Total	$0	$8,958,484	$3,093,318	$0	$9,168,387	$0

Harri U. Kulovaara	Severance Payment	—	$1,071,200	$1,071,200	—	$1,071,200	—
	Settlement of Outstanding Annual Bonus Award	—	$749,840	$749,840	—	$749,840	—
	Settlement of Outstanding LTIP Equity Awards (Stock Options)	—	$94,141	—	—	$94,141	—
	Settlement of Outstanding LTIP Equity Awards (Restricted Stock Units and Performance Shares)	—	$3,784,196	$406,236	—	$3,864,731	—
	Medical and Dental Benefits Continuation	—	—	$15,352	—	$15,352	—
	Outplacement Services	—	—	$15,000	—	$15,000	—

	Total	$0	$5,699,378	$2,257,628	$0	$5,810,264	$0

With respect to the treatment of outstanding equity awards, generally, for each NEO, unvested stock options, restricted stock units and performance shares will vest and be exercisable, or settled, as applicable, in the event of the executive’s death or disability, as well as in the event of termination of the executive’s employment by the Company without “cause” or by the executive for “good reason” within 18 months following a “change in control” (as such terms are defined in the applicable equity incentive plan). With respect to the performance shares, if death or disability occurs during the performance period, the performance shares will vest based on the target number of shares underlying the award. If the NEO’s employment is terminated without “cause” or by the executive for “good reason” within 18 months following a “change in control”, the performance shares will vest based upon the Compensation Committee’s then best estimate of the shares that will be awardable at the end of the performance period. As part of the initial transition in 2012 from options which vested over a four-year period to performance shares which cliff-vest at the end of a three-year period, we included a provision in our performance share grants made in 2012 and 2013 which would provide for vesting of 50% and 25%, respectively, of the actual number of shares if the executive’s employment is terminated without “cause” or by the executive for “good reason” during the one year period starting in February 2014 and ending in February 2015.

Compensation Risk

In order to assess the risk inherent in the design of our compensation plans, policies and programs, management undertook a comprehensive inventory of all plans and programs in 2014. In accordance with screening methodology previously provided by Towers Watson to management at the request of the Compensation Committee, management reviewed each plan and program for risk features. Management presented the findings to the Compensation Committee. Based on this review, management and the Compensation Committee believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. We believe our compensation programs and decisions include qualitative factors which restrain the influence that an overly formulaic approach may have on excessive risk-taking by management.

PROPOSAL 2 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Shareholder approval, on an advisory basis, of the compensation paid to our NEOs is required pursuant to Section 14A of the Exchange Act. At our 2011 Annual Meeting, over two-thirds of the votes were cast in favor of a triennial say-on-pay shareholder vote. Notwithstanding this, the Compensation Committee adopted an annual vote going forward as it believes that this is in accord with best market practices and, more importantly, will allow our shareholders to provide valuable and welcomed input on our compensation philosophy, policies and practices.

As described in detail under the heading “Compensation Discussion and Analysis,” we adhere to a pay-for-performance philosophy and, to this end, our executive compensation programs are designed to align the interests of our executives with the interests of our shareholders, recruit, retain and motivate an elite management team and reward our NEOs for their positive contributions to both short-term and long-term corporate performance. Shareholders are urged to read the Compensation Discussion and Analysis, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs. The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee. To the extent there is any significant vote against our NEO compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Accordingly, we ask our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the overall compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosures set forth in the proxy statement for this Annual Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3 — APPROVAL TO DELIST THE COMPANY’S COMMON STOCK FROM THE OSLO STOCK EXCHANGE

Background

Our primary listing for our shares of common stock is the NYSE. We have also maintained a secondary listing on the Oslo Stock Exchange (“OSE”) since 1997. We originally pursued this course in order to improve the overall liquidity of our shares and to give us access to an additional capital market.

We are asking shareholders to approve the delisting of the Company’s common stock from the OSE due to:

•	the complexity of complying with two regulatory regimes (the NYSE and the OSE) with conflicting and often inconsistent requirements;

•	our very low trading volume on the OSE relative to the NYSE and lack of need to access the capital markets through the OSE; and

•	the costs and administrative burden associated with maintaining and complying with the secondary listing venue.

Due to the regulatory burden, costs and other difficulties associated with the secondary listing, we first explored delisting from the OSE in 2009, at which time we asked our shareholders to approve granting the Board discretion to pursue such course of action. The shareholders overwhelmingly approved this proposal at our 2009 annual meeting with over 97% of the votes cast in favor of granting discretion. However, delisting from the OSE became a lower priority as, given economic conditions over the period from our 2009 annual meeting to the present, we were focused on other areas and deferred making a decision on delisting. However, as discussed below, recent changes in our agreement with the OSE and continued burdens on the Company have caused us to raise this issue with our shareholders again.

Rationale for the Delisting

While we feel that, over the years, we have achieved a number of benefits from our secondary listing on the OSE, there are a number of significant drawbacks associated with the secondary listing. By virtue of being listed on the OSE, we are required to comply with additional and sometimes conflicting regulatory requirements from those of the NYSE. These regulatory requirements have become more arduous over the past few years, and we believe that we are at greater risk of inadvertently being in violation of the OSE’s rules, which could result in sanctions against the Company and our directors and officers. A delisting from the OSE would provide a single securities regulatory regime for the Company under U.S. law.

In addition, despite having been listed on the OSE for over 15 years, our trading volume on the OSE has remained considerably lower than our trading volume on the NYSE. For example, our 12 month average daily trading volume as of March 31, 2015 on the NYSE was approximately 2.2 million shares as compared to approximately 188,000 shares on the OSE for the same period. In addition, we have generally not found it comparatively advantageous to access capital in the Norwegian market, obviating one of our key original objectives for pursuing the secondary listing.

Lastly, we pay approximately $500,000 in costs annually associated with the secondary listing. This includes the cost of employee time, travel and other resources related to the listing. The delisting of the Company’s common stock from the OSE will reduce the Company’s administrative burden related to compliance with dual securities and reporting obligations and related corporate overhead and costs of compliance.

For the reasons stated above, we believe it is in the best interest of the Company to delist from the OSE. We are cognizant of the impact that delisting could have to holders of our common stock who reside in Norway. Should we delist, we would pay all transfer costs for our holders in Norway to transfer their shares to the NYSE and otherwise work with the OSE and our transfer agent to ensure that our holders in Norway would be able to transfer their shares easily. We would also provide time for our Norwegian holders to liquidate their shares on the OSE in an orderly and efficient manner in the event they are unwilling or unable to transfer their shares to the NYSE.

Based on regulatory requirements of the OSE, the approval to delist from the OSE requires the affirmative vote of two-thirds of the outstanding shares of common stock entitled to vote. Assuming an affirmative vote, we would then have to submit a delisting application with the OSE to seek the approval of the OSE. We have no assurance that the OSE will approve our delisting, although we intend to work with the OSE to obtain their approval on acceptable terms.

For the reasons set forth above, the Board recommends that the shareholders vote in favor of delisting our common stock from the OSE.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” DELISTING THE COMPANY’S COMMON STOCK FROM THE OSLO STOCK EXCHANGE.

PROPOSAL 4 — RATIFICATION OF PRINCIPAL INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our principal independent auditor for the fiscal year ending December 31, 2015. PricewaterhouseCoopers LLP has served us in this capacity for over 20 years. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to questions from the shareholders and to make a statement if the representative desires to do so.

Although ratification by the shareholders of the appointment of our principal independent auditor is not legally required, the Board believes that such action is desirable. If the shareholders do not approve this proposal, the Audit Committee will consider selecting another independent registered public accounting firm for fiscal year 2015 and future fiscal years.

Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2014 and 2013 were:

	2014	2013
Audit fees	$2,528,505	$2,474,000
Audit-related fees	196,638	189,752
Tax fees	97,562	91,224
All other fees	7,000	7,000

Total	$2,829,705	$2,761,976

Pursuant to the terms of its charter, the Audit Committee approves all audit and audit-related engagement fees and terms and all non-audit engagements with the principal independent auditor. The Chairman of the Audit Committee also has the authority to approve any non-audit engagements with the independent registered public accounting firm but must report any such approvals to the Audit Committee at its next meeting. Our Audit Committee was not called upon in the fiscal years ended December 31, 2014 or 2013 to approve, after the fact, any non-audit, review or attest services pursuant to the pre-approval waiver provisions of the auditor independence rules of the SEC and the Audit Committee charter.

The audit fees for the fiscal years ended December 31, 2014 and 2013 were for professional services rendered for the integrated audits of the Company’s consolidated financial statements and system of internal control over financial reporting, quarterly reviews, statutory audits required by foreign jurisdictions, comfort letters, consents and review of documents filed with the SEC.

The audit-related fees for the fiscal years ended December 31, 2014 and 2013 were primarily for the audits of employee benefit plans and other attest services.

Tax fees for the fiscal year ended December 31, 2014 and 2013 were for services performed in connection with international tax compliance and transfer pricing services.

All other fees for the fiscal year ended December 31, 2014 and 2013 were for subscription fees for accounting and auditing research software.

The Audit Committee has considered and determined that the services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR PRINCIPAL INDEPENDENT AUDITOR FOR THE 2015 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of three non-management directors, each of whom meets the independence and financial literacy requirements of the New York Stock Exchange. In addition, two of the three members qualify as “audit committee financial experts” as defined by the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors, which may be accessed on our website at www.rclinvestor.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

In accordance with the charter, the Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of the Company’s financial statements; the qualifications and independence of the Company’s principal independent auditor; the performance of the Company’s internal audit function and principal independent auditor; and the Company’s compliance with legal and regulatory requirements in connection with the foregoing.

It is the responsibility of the Company’s management to prepare the Company’s financial statements and to develop and maintain adequate systems of internal controls over financial reporting. The internal auditor’s responsibility is to review and, when appropriate, audit the internal controls over financial reporting. The Company’s principal independent auditor has the responsibility to express an opinion on the financial statements and internal controls over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s principal independent auditor all annual and quarterly financial statements prior to their issuance. During 2014, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the principal independent auditor of matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the principal independent auditor matters relating to its independence, including the written disclosures and letter from the principal independent auditor to the Audit Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the principal independent auditor.

The Audit Committee also has reviewed and discussed with management, the internal auditor and the principal independent auditor the Company’s internal controls report and the auditor’s attestation of the report.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

William L. Kimsey, Chairman

Bernt Reitan

Vagn O. Sørensen

PROPOSAL 5 — SHAREHOLDER PROPOSAL

Robert L. Kurte and Harold Kurte, 2701 Edgewater Court, Weston, Florida 33332-3403, shareholders of 1,000 shares of Royal Caribbean common stock, have advised us that they intend to present a proposal at this year’s Annual Meeting. In accordance with applicable proxy regulations, the proposal, for which the Board and the Company accept no responsibility, is set forth below.

********************************

WHEREAS: Royal Caribbean Cruises Ltd. only has one woman on its Board of Directors.

We believe that diversity, inclusive of gender and race, is a critical attribute of a well-functioning board and a measure of sound corporate governance.

Research confirms a strong business case for diversity on corporate boards. For example, several studies suggest a critical mass of at least three women directors strengthens corporate governance (research from Schwartz-Ziv, Miriam, Does the Gender of Directors Matter? (December 2, 2013); Kramer, V.W., Konrad A.M. & Erkut, S. (2006) Critical mass on corporate boards: Why three or more women enhance governance.)

An August 2012 Credit-Suisse Research Report Gender Diversity and Corporate Performance links board diversity to better stock market and financial performance (higher return on equity, lower leverage, and higher price/book ratios.) The report suggests several explanations for this better performance including, among other factors, a stronger mix of leadership skills, improved understanding of consumer preferences (women control more than two-thirds of consumer spending in the U.S.), and more attention to risk. An update to this report published by Credit Suisse Research in September, 2014 confirmed similar results.

Recognizing the benefits of diversity in corporate leadership and interest from institutional investors, investment firms are responding with new products and services. In 2014, U.K.-based Barclays launched an exchange-traded note based on an index of companies with female CEOs or directors (the latter with a threshold of 25 percent.) In the U.S., Bank of America, Morgan Stanley, and Pax World Investments have similarly expanded their product offerings.

Royal Caribbean lags its peers on board diversity. Carnival Corporation and Marriott International have two women on their boards. Ninety-two percent of S&P 500 boards include at least one woman; the average is two women directors (2014 ISS Board Practices Study).

Resolved: Shareholders request that the Board of Directors report to shareholders by May 2016, at reasonable expense and omitting proprietary information, on plans to increase diverse representation, inclusive of gender and race, on the Board as well as an assessment of the effectiveness of these efforts. The report should include a description of how the Nominating and Corporate Governance Committee, consistent with its fiduciary duties, takes every reasonable step to:

1.	Include women and minority candidates in the pool from which Board nominees are chosen;

2.	Expand director searches to include nominees from non-executive corporate positions and non-traditional environments including academia and non-profit organizations.

Supporting Statement

Companies combining competitive financial performance with high standards of corporate governance including board diversity are better positioned to generate long-term shareholder value. We suggest that the requested report also address the following:

•	Changes to the Nominating and Governance Committee Charter to embed a commitment to diversity inclusive of gender, race and ethnicity in Board searches.

•	The number of women and minorities in the candidate pool in the most recent three year period.

•	A summary of any challenges and plans to address them.

Board of Directors’ Response

The shareholder proponents advocate the importance of diversity, including ethnic, gender, and racial diversity. We unequivocally agree. Our current policies and practices support this objective and we have recently strengthened our policies and practices to ensure that our director nomination process properly encourages diversity when evaluating prospective candidates. See “Corporate Governance — Selection of Director Candidates”. If the proposal limited itself to this principle and the steps reasonably required to advance it, we would probably have concluded that it was redundant but not detrimental.

However, the shareholder proposal has not limited itself to the usual issues of diversity. As submitted, the proposal would require the Board of Directors to make special efforts to consider non-traditional candidates such as those from academia and non-profit organizations. We agree that such candidates may offer a unique perspective. We have benefited from having such individuals on our board now and in the past. However, we strongly disagree with a broad requirement to include among our nominees individuals from academic and/or non-traditional backgrounds regardless of circumstances.

We believe that the Company’s existing nominating process is designed to identify the best possible nominees for director based on the candidate’s experience, skills and knowledge of business and management practices. The proposal does nothing to advance the broader cause of diversity since the board is already committed to this principle and we already have expanded our policies and practices to reinforce this as one of our priorities. However, we believe that the proposed resolution including the requirement that the company “take every reasonable step to… include nominees from non-executive corporate positions and non-traditional environments, including academia and non-profit organizations” would cause the company to place inordinate weight on a single trait or criterion and is therefore potentially detrimental to the best interests of the company and its shareholders.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

PROPOSALS OF SHAREHOLDERS FOR NEXT YEAR

Proposals of shareholders intended to be considered for inclusion in our proxy statement for our 2016 Annual Meeting of Shareholders must be received by our Corporate Secretary no later than December     , 2015 at our executive offices: 1050 Caribbean Way, Miami, Florida 33132. Such proposals will need to comply with SEC regulations regarding the inclusion of shareholder proposals in company sponsored proxy statements. Any proposals for consideration at our next Annual Meeting, but not included in our proxy statement, must be received by the Corporate Secretary of the Company no later than January 29, 2016.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone or other electronic means. None of these employees will receive any additional or special compensation for assisting us in soliciting proxies. Okapi Partners has been retained to assist in soliciting proxies at a fee of approximately $10,000, plus distribution costs and other expenses. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

Under the SEC rules, delivery of one proxy statement and annual report to two or more investors sharing the same mailing address is permitted, under certain conditions. This procedure, called “householding”, applies to you if all of the following criteria are met:

(1)	You have the same address as other security holders registered on our books;

(2)	You have the same last name as the other security holders; and

(3)	Your address is a residential address or post office box.

If you meet these criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

For Registered Shareholders

Only one proxy statement and annual report will be delivered to the shared mailing address. You will, however, still receive separate mailings of important and personal information, as well as a separate proxy card.

What do I need to do to receive just one set of annual disclosure materials?

You do not have to do anything. Unless Broadridge is notified otherwise within 60 days of the mailing of this notice, your consent is implied and only one set of materials will be sent to your household. This consent is considered perpetual, which means you will continue to receive a single proxy statement/annual report in the future unless you notify us otherwise.

What if I want to receive multiple sets of materials?

If you would like to receive multiple sets of materials, call or write Broadridge at 800-542-1061 or 51 Mercedes Way, Edgewood, NY 11717. A separate set of materials will be sent to you promptly.

What if I consent to have one set of materials mailed now, but change my mind later?

Call or write Broadridge to turn off the householding instructions for yourself. You will then be sent a separate proxy statement and annual report within 30 days of receipt of your instruction.

The reason I receive multiple sets of materials is because some of the stock belongs to my children. What happens when they move out and no longer live in my household?

When there is an address change for one of the members of the household, materials will be sent directly to the shareholder at his or her new address.

ANNUAL REPORT ON FORM 10-K

WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SEC FOR OUR MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, ROYAL CARIBBEAN CRUISES LTD., 1050 CARIBBEAN WAY, MIAMI, FLORIDA 33132.

ANNEX A TO PROXY STATEMENT

Reconciliation of non-GAAP and GAAP financial measures

In the proxy statement, we have provided certain non-GAAP financial information to aid shareholders in better understanding our executive compensation programs. More specifically, we present Adjusted Earnings per Share for 2014, which adjusts GAAP Earnings per Share to exclude certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For 2014, these items included restructuring and related impairment charges, other costs related to our profitability initiatives, the estimated impact of the non-core businesses divested by our Pullmantur brand, the loss recognized on the sale of Celebrity Century, the impact of the change in our voyage proration methodology and the reversal of a deferred tax asset valuation allowance due to Spanish tax reform.

Adjusted Earnings per Share for 2014 has been calculated as follows (in thousands, except per share data):

Year Ended December 31, 2014
Net Income	$764,146
Restructuring charges	4,318
Other initiative costs	21,211
Estimated impact of divested businesses prior to sales transactions	11,013
Loss on sale of ship included within other operating expenses	17,401
Impact of voyage proration change(1)	(28,877)
Reversal of a deferred tax valuation allowance	(33,483)

Adjusted Net Income	$755,729

Weighted-Average Shares Outstanding - Diluted	223,044

Earnings per Share - Diluted	$3.43
Net Adjustments to Net Income (Decrease)	(0.04)

Adjusted Earnings per Share - Diluted	$3.39

(1)	Represents the net income amount that would have been recognized in 2013 had we recognized revenues and cruise operating expenses on a pro-rata basis for all voyages.

ROYAL CARIBBEAN CRUISES LTD. 1050 CARIBBEAN WAY MIAMI, FL 33132-2096 ATTN: INvESTOR RELATIONS Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M86426-P62438 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ROYAL CARIBBEAN CRUISES LTD. The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors For Against Abstain 1a. John F. Brock ! ! ! 1b. Richard D. Fain ! ! ! For Against Abstain 2. Advisory approval of the Company's compensation 1c. Ann S. Moore ! ! ! of its named executive of?cers. ! ! ! 1d. Eyal M. Ofer ! ! ! 3. Approval of delisting of the Company's common ! ! ! stock from the Oslo Stock Exchange. 1e. William K. Reilly ! ! ! 4. R a t i f i c a t i o n o f t h e a p p o i n t m e n t o f PricewaterhouseCoopers LLP as the Company's 1f. Vagn O. Sørensen ! ! ! independent registered public accounting firm ! ! ! for 2015. The Board of Directors recommends you vote 1g. Donald Thompson ! ! ! AGAINST the following proposal: 5. The shareholder proposal set forth in the 1h. Arne Alexander Wilhelmsen ! ! ! accompanying proxy statement. ! ! ! NOTE: THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SP

ECIFIED. IF NO SPECIFICATIONS ARE MADE THE PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND "AGAINST" THE SHAREHOLDER PROPOSAL. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

M86427-P62438

ROYAL CARIBBEAN CRUISES LTD.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 28, 2015

The undersigned hereby appoints Richard D. Fain and Jason T. Liberty, and each of them, as the undersigned’s attorneys and agents to vote as Proxy for the undersigned, as herein stated, at the annual meeting of shareholders of Royal Caribbean Cruises Ltd. to be held at the JW Marriott Marquis Miami, 255 Biscayne Boulevard Way, Miami, Florida on Thursday, May 28, 2015 at 9:00 A.M. EDT, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse side and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April [TBD], 2015, and Annual Report to Shareholders for 2014.

Continued and to be signed on reverse side